Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-239129

DATED JULY 29, 2020

SINGLEPOINT INC.

Up to 320,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 320,000,000 shares of our common stock, par value $0.0001 per share, by GHS Investments LLC (“Selling Stockholder” or “GHS”). The shares of common stock being offered by the Selling Stockholder may be issued pursuant to the equity financing agreement dated April 21, 2020 (the “Financing Agreement”), that we entered into with the Selling Stockholder. See below for a description and additional information on the Financing Agreement and “Selling Stockholder”. The prices at which GHS may sell the shares of common stock will be determined by the prevailing market price for the shares of common stock or in negotiated transactions.

The Financing Agreement with Selling Stockholder provides that Selling Stockholder is committed to purchase up to $7 million of our common stock. We may draw on the facility from time to time, as and when we determine appropriate in accordance with the terms and conditions of the Financing Agreement.

The Shares included in this prospectus represent a portion of the shares issuable to Selling Stockholder under the Financing Agreement.

Selling Stockholder is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Financing Agreement. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

Our common stock is currently available for quotation on the OTCQB Market under the symbol “SING”. On June 1, 2020, the last reported sale price of our common stock on the OTCQB Market was $.0052 per share.

We will not receive any proceeds from the sale of these shares of common stock offered by Selling Stockholder. However, we will receive proceeds in the event we put shares to GHS under the Financing Agreement.

We will pay the expenses incurred in registering the shares of common stock, including legal and accounting fees. See “Plan of Distribution”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE RISK FACTORS IN THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information from that contained in this prospectus. Selling Stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

The Date of This Prospectus Is: July 29, 2020

SINGLEPOINT INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized any person to give you any supplemental information or to make any representations for us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Common Stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus is correct as of any time after its date. You should not rely upon any information about our Company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The Selling Stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Sing,” “Singlepoint,” the “Company,” “we,” “us,” and “our” refer to Singlepoint Inc., a Nevada corporation, and the Company’s subsidiaries.

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Cautionary Note Regarding

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this Prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important cautionary statements in this Prospectus , particularly in the "Risk Factors" section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this Prospectus and the documents that we have filed as exhibits to this Prospectus with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this Prospectus are made as of the date of this Prospectus, and we do not assume any obligation to update any forward-looking statements except as required by applicable law.

Prospectus Summary

The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares. All dollar amounts refer to United States dollars unless otherwise indicated. This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our Common Stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our consolidated financial statements and related notes beginning on page F-1. Our fiscal year end is December 31 and our fiscal years ended December 31, 2018 and 2019 are sometimes referred to herein as fiscal years 2018 and 2019, respectively. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”.

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Corporate History

Singlepoint Inc. (formerly Carbon Credits International Inc. or “CCII”) was incorporated in the State of Nevada on October 15, 2007; and was the result of a spin off from Carbon Credits Industries, Inc. (CCI), on October 17, 2007. On January 6, 2012, Lifestyle Wireless, Inc., a private Washington corporation (“Lifestyle”), which is the historical business, entered into a Merger Agreement with CCII. On July 1, 2013, CCII changed its name to Singlepoint Inc.

Business Overview

We are a company whose core subsidiaries include solar and hemp. We built our portfolio by acquiring undervalued companies, providing a rich, diversified holding base. The Company looks to acquire businesses and build brands based on technology solutions we believe will increase efficiencies across various markets. We strive to create long-term value for our shareholders by helping our partner companies to increase their market penetration, grow revenue and improve cash flow. We currently have three subsidiaries, Singlepoint Direct Solar LLC (“Direct Solar America”, 51% interest), Discount Indoor Garden Supply, Inc. (“DIGS”, 90% interest), and ShieldSaver, LLC (“ShieldSaver”, 51% interest). Our principal offices are located at 2999 North 44th Street Suite 530, Phoenix, AZ 85018, telephone: (855) 711-2009.

Direct Solar America is a solar brokerage company headquartered in Phoenix, Arizona that currently works with homeowners to define the best solar installation provider and financer for their particular need in multiple cities around the United States. ShieldSaver is a technology focused automotive company working to efficiently track records of vehicle repairs. DIGS is a California-based supplier of cultivation equipment and fulfills orders nationwide. In addition to these subsidiaries we also engage in the retail distribution of our proprietary in-house or exclusive hemp cigarette brand (“1606 Original Hemp”), and maintain an online business, SingleSeed, an online business providing hemp-based products to consumers.

The Offering

Shares of common stock offered by Selling Stockholder:	320,000,000 shares of common stock
Common stock to be outstanding after the offering:	Up to 2,123,070,015 shares of common stock.
Use of proceeds:

We will not receive any proceeds from the sale of the shares of common stock offered by Selling Stockholder. However, we will receive proceeds from sale of our common stock under the Financing Agreement. See “Use of Proceeds.”

Risk factors:

You should carefully read and consider the information set forth under the caption “Risk Factors” beginning on Page 5 and all other information set forth in this prospectus before investing in our common stock.

OTCQB Symbol:	SING

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Risk Factors

Risks Related to Our Business

Our businesses may be materially adversely affected by the recent coronavirus (COVID-19) outbreak or the related market decline and volatility.

On January 30, 2020, the World Health Organization declared the outbreak of the coronavirus disease (COVID-19) a “Public Health Emergency of International Concern.” On March 11, 2020, the World Health Organization characterized the outbreak as a “pandemic”. The significant outbreak of COVID-19 has resulted in a widespread health crisis that is adversely affecting the economies and financial markets worldwide, including the businesses which we operate and own a percentage of. The recent market decline and volatility in connection with the COVID-19 pandemic could also materially and adversely affect any future potential acquisitions. Furthermore, with restrictions on travel, the limited ability to have meetings with personnel, vendors and services providers are expected to have an adverse effect on our businesses. While the Company expects the effects of the pandemic to negatively impact its results from operations, cash flows and financial position, the current level of uncertainty over the economic and operational impacts of COVID-19 means the related financial impact cannot be reasonably estimated at this time. The Company has experienced customer delays and extensions for projects, supply chain delays, furloughs of personnel, increased utilization of telework, increased safety protocols to address COVID-19 risks, decreased installations and other impacts from the COVID-19 pandemic. The Company is proactively working to adjust its operations to properly reflect the market environment during the immediate pandemic while maintaining sufficient resources for the expected rebound later this year. The extent to which COVID-19 impacts our businesses will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. If the disruptions posed by COVID-19 or other matters of global concern continue for an extensive period of time, our operations may be materially adversely affected.

We may not be able to achieve our strategic initiatives and grow our business as anticipated.

Beginning in fiscal year 2014, we made a strategic decision to transition from a technology-based solutions provider to an acquisition and funding development partner. Our strategic initiatives have required us to devote financial and operational assets to these activities. Our success depends on our ability to appropriately manage our expenses as we invest in these initiatives. If we are not able to execute on this strategy successfully or if our investments in these activities do not yield significant returns, our business may not grow as we anticipated, which could adversely affect our operating results.

Any disruption of service at our facilities or our third-party providers could interrupt or delay our customers’ access to solutions, which could harm our operating results.

Any damage to, or failure of, our systems generally could result in interruptions in our services. Interruptions in our services may reduce our revenue, cause customers to terminate their subscriptions and adversely affect our attrition rates and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.

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Federal regulation and enforcement may adversely affect the implementation of medical marijuana laws and regulations may negatively impact our revenues and profits.

Currently, there are 30 states plus the District of Columbia that have laws and/or regulations that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Many other states are considering similar legislation. Conversely, under the Controlled Substances Act (the “CSA”), the policy and regulations of the Federal Government and its agencies is that cannabis has no medical benefit and a range of activities including cultivation and use of cannabis for personal use is prohibited. Until Congress amends the CSA with respect to medical marijuana, there is a risk that federal authorities may enforce current federal law, and we may be deemed to be facilitating the selling or distribution of drug paraphernalia in violation of federal law. Active enforcement of the current federal regulatory position on cannabis may thus indirectly and adversely affect revenues and profits of the Company. The risk of strict enforcement of the CSA in light of congressional activity, judicial holdings and stated federal policy remains uncertain.

The Company may provide services to and potentially handle monies for businesses in the legal cannabis industry.

Selling or distributing medical or retail cannabis is deemed to be illegal under the Federal Controlled Substances Act even though such activities may be permissible under state law. A risk exists that our services could be deemed to be facilitating the selling or distribution of cannabis in violation of the Federal Controlled Substances Act, or to constitute aiding or abetting, or being an accessory to, a violation of that Act. Such a finding, claim, or accusation would likely severely limit the Company’s ability to continue with its operations in this field.

The legal cannabis industry faces an uncertain legal environment on state, federal, and local levels.

Although we continually monitor the most recent legal developments affecting the legal cannabis industry, the legal environment could shift in a manner not currently contemplated by the Company. For example, while we think there will always be a place for compliance-related services, broader state and federal legalization could render the compliance landscape significantly less technical, which would render our suite of compliance services less valuable and marketable. Lending money to legal cannabis participants could also be subject to legal challenge if the federal government or another jurisdiction decides to more actively enforce applicable laws. These unknown legal developments could directly and indirectly harm our business and results of operations.

The solar industry faces imports from many different regions of the world and relies on incentives

Although there is the ability to import from all over the world, solar is mainly imported from China and similar areas. With ongoing political climate and ever-changing tariffs these issues could lead to increased prices or slower production. In addition, the government could decide to decrease federal rebates which would price consumers out of the solar market unless tariffs on PV (photovoltaics) were removed to offset the cost of solar. Sales in the solar industry also has traditionally relied on in home consultations. Given the current COVID-19 pandemic people are social distancing following the guidelines outlined by health agencies which has led to a decrease in sales and a shift to a new virtual selling model that we are uncertain of its long-term effectiveness.

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We rely on third parties for certain financial and operational services essential to our ability to manage our business. A failure or disruption in these services could materially and adversely affect our ability to manage our business effectively.

We rely on third parties for certain essential financial and operational services. Traditionally, the vast majority of these services are provided by large enterprise software vendors who license their software to customers. Moreover, these vendors provide their services to us via a cloud-based model instead of software that is installed on our premises. As a result, we depend upon these vendors providing us with services that are always available and are free of errors or defects that could cause disruptions in our business processes, which could adversely affect our ability to operate and manage our operations.

Many of our customers are small- and medium-sized businesses, which may result in increased costs as we attempt to reach, acquire and retain customers.

We market and sell our services to small- and medium-sized businesses. In order for us to improve our operating results and continue to grow our business, it is important that we continually attract new customers, sell additional services to existing customers and encourage existing customers to renew their subscriptions. However, selling to and retaining small- and medium- sized businesses can be more difficult than selling to and retaining large enterprises because small- and medium-sized business customers:

●	are more price sensitive;

●	are more difficult to reach with broad marketing campaigns;

●	have high churn rates in part because of the nature of their businesses;

●	often lack the staffing to benefit fully from our application suite’s rich feature set; and

●	often require higher sales, marketing and support expenditures by vendors that sell to them per revenue dollar generated for those vendors.

If we are unable to cost-effectively market and sell our service to our target customers, our ability to grow our revenue and become profitable will be harmed.

We may choose to raise additional capital. Such capital may not be available, or may be available on unfavorable terms, which would adversely affect our ability to operate our business.

We expect that our existing cash balances will be sufficient to meet our working capital and capital expenditure needs for the next twelve months. If we choose to raise additional funds, due to unforeseen circumstances or material expenditures, we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all, and any additional financings could result in additional dilution to our existing stockholders.

Our market is subject to changing preferences; failure to keep up with these changes would result in our losing market share, thus seriously harming our business, financial condition and results of operations.

Our customers and end users expect frequent product introductions and have changing requirements for new products and features. In order to be competitive, we need to develop and market new products and product enhancements that respond to these changing requirements on a timely and cost-effective basis. Our failure to do so promptly and cost effectively would seriously harm our business, financial condition and results of operations.

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We could become involved in claims or litigations that may result in adverse outcomes.

Due to the nature of our business from time to time we may be involved in a variety of claims or litigations.

We have had a history of losses and may incur future losses, which may prevent us from attaining profitability.

We have a history of operating losses since our inception. We may incur operating losses in the future, and these losses could be substantial and impact our ability to attain profitability. We do not expect to significantly increase expenditures for product development, general and administrative expenses, and sales and marketing expenses; however, if we cannot increase revenue growth, we will not achieve or sustain profitability or positive operating cash flows. Even if we achieve profitability and positive operating cash flows, we may not be able to sustain or increase profitability or positive operating cash flows on a quarterly or annual basis.

We cannot predict every event and circumstance that may impact our business and, therefore, the risks discussed herein may not be the only ones you should consider.

As we continue to grow our business, we may encounter other risks of which we are not aware as of the date of this Registration Statement. These additional risks may cause serious damage to our business in the future, the impact of which we cannot estimate at this time.

We will need additional funding if we intend on growing our portfolio companies and making future acquisitions. If we are unable to raise capital when needed, we would be forced to delay, reduce or eliminate our planned development.

We expect our expenses to increase in connection with our ongoing activities. Furthermore, upon the effectiveness of this Registration Statement, we expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate some or all of our research and development programs or commercialization efforts.

Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until the time, if ever, that we can generate substantial product revenues, we plan to finance our cash needs through some combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing stockholders will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect the rights of our existing stockholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends.

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There is substantial doubt about our ability to continue as a going concern

We have not generated any profit from combined operations since our inception. We expect that our operating expenses will increase over the next twelve months to continue our development activities. Based on our average monthly expenses and current burn rate, we estimate that our cash on hand as of December 31, 2019 will not sufficiently support our operation for the next twelve months. We do not expect to raise capital through debt financing from traditional lending sources since we are not currently generating a profit from operations. Therefore, we only expect to raise money through equity financing via the sale of our common stock or equity-linked securities such as convertible debt. If we cannot raise the money that we need in order to continue to operate our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. If we are unsuccessful in raising additional financing, we may need to curtail, discontinue or cease operations.

Risks Related to Employee Matters and Managing Growth

Our future success depends on our ability to retain our chief executive officer and other key executives and to attract, retain and motivate qualified personnel.

We are highly dependent on Gregory Lambrecht, our Chief Executive Officer, William Ralston, our President, as well as the other principal members of our management team. Although we have entered into employment agreements with Mr. Lambrecht and Mr. Ralston providing for certain benefits, including severance in the event of a termination without cause, these agreements do not prevent them from terminating their employment with us at any time. We do not maintain "key person" insurance for any of our executives or other employees. The loss of the services of any of these persons could impede the achievement of our research, development and commercialization objectives. The unexpected loss of the services of one or more of our directors or executive officers and/or advisors including due to disease (such as COVID-19), disability or death, could have a detrimental effect on us.

In addition, we rely on consultants and advisors to assist us in formulating our development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Risks Associated with Our Capital Stock

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we became a reporting company by conducting an underwritten initial public offering, or IPO, of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we were to become a public reporting company by means of an IPO because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development.

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Our common stock may become subject to the SEC's penny stock rules, which may make it difficult for broker-dealers to complete customer transactions and could adversely affect trading activity in our securities.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may be less than $5.00 per share for some period of time and therefore would be a "penny stock" according to SEC rules, unless we are listed on a national securities exchange. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser's prior written agreement to the transaction;
•

provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•

obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If required to comply with these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including:

•	sales or potential sales of substantial amounts of our common stock;
•	the success of competitive products or technologies;
•	announcements about us or about our competitors, including new product introductions and commercial results;
•	the recruitment or departure of key personnel;
•	developments concerning our licensors or manufacturers;
•	litigation and other developments;
•	actual or anticipated changes in estimates as to financial results, development timelines or recommendations by securities analysts;
•	variations in our financial results or those of companies that are perceived to be similar to us; and
•	general economic, industry and market conditions.

Many of these factors are beyond our control. The stock markets in general, and the market for FinTech (financial technology) and blockchain companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

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We currently have outstanding shares of preferred stock that have special rights that could limit our ability to undertake corporate transactions, inhibit potential changes of control and reduce the proceeds available to our common stockholders in the event of a change in control. Additionally, even after our preferred stock converts to common stock, certain of our stockholders will have rights that could limit our ability to undertake corporation transactions and inhibit changes of control.

We currently have outstanding two classes of stock, common stock and preferred stock, and there is one series of preferred stock, Class A Convertible Preferred Stock. The holders of Class A Convertible Preferred Stock are entitled to super voting and super converting rights. As a result of the rights our preferred stockholders have, we may not be able to undertake certain corporate transactions, including equity or debt offerings necessary to raise sufficient capital to run our business, change of control transactions or other transactions that may otherwise be beneficial to our businesses. These provisions may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. The market price of our common stock could be adversely affected by the rights of our preferred stockholders.

We have never paid and do not intend to pay cash dividends.

We have never paid cash dividends on any of our capital stock and we currently intend to retain future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be our common stockholders' sole source of gain for the foreseeable future. Under the terms of our existing Articles of Incorporation, we cannot declare, pay or set aside any dividends on shares of any class or series of our capital stock, other than dividends on shares of common stock payable in shares of common stock, unless we pay dividends to the holders of our preferred stock. Additionally, without special stockholder and board approvals, we cannot currently pay or declare dividends and will be limited in our ability to do so until such time, if ever, that we are listed on a stock exchange.

Our executive officers and directors have the ability to control all matters submitted to stockholders for approval.

Our executive officers and directors hold collectively 51,200,000 shares of our Class A Convertible Preferred Stock (each share votes as the equivalent of 50 shares of common stock on all matters submitted for a vote by the common stockholders), and as such, they would be able to control all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these persons, if they choose to act collectively, would control the election of directors and approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

Provisions in our articles of incorporation and by-laws and under Nevada law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and by-laws, respectively, may discourage, delay or prevent a merger, acquisition or other change in control of us that stockholders may consider favorable, including transactions in which our common stockholders might otherwise receive a premium price for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors.

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We will incur increased costs as a result of operating as a public reporting company, and our management will be required to devote substantial time to new compliance initiatives.

As a public reporting company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC, have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.

We currently have outstanding, and we may, in the future issue instruments which are convertible into shares of common stock, which will result in additional dilution to you.

We currently have an outstanding instrument which is convertible into shares of common stock, and we may need to issue similar instruments in the future. In the event that these convertible instruments are converted into shares of common stock, or that we make additional issuances of other convertible or exchangeable securities, you could experience additional dilution. Furthermore, we cannot assure you that we will be able to issue shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors or the then current market price.

Risks Related to This Offering

The sale of our common stock to GHS may cause dilution, and the sale of the shares of common stock acquired by GHS, or the perception that such sales may occur, could cause the price of our common stock to fall.

Pursuant to the Financing Agreement with GHS, GHS has committed to purchase up to $7,000,000 of our common stock. The shares of our common stock that may be issued under the Financing Agreement may be sold by us to GHS at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Financing Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to GHS under the Financing Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to GHS. Additional sales of our common stock, if any, to GHS will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to GHS all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Financing Agreement. If and when we do sell shares to GHS, after GHS has acquired the shares, GHS may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to GHS by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to GHS, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

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GHS will pay less than the then-prevailing market price for our common stock.

We will sell common stock to GHS pursuant to the Financing Agreement at 80% of the lowest volume weighted average price (VWAP) of the Company’s common stock for ten (10) consecutive trading days preceding a notice to purchase shares. GHS has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If GHS sells the shares, the price of our common stock could decrease. If our stock price decreases, GHS may have a further incentive to sell the shares of our common stock that it holds and purchase additional shares to sell. These sales may have a further impact on our stock price.

We may not have access to the full amount under the financing agreement.

The amount of $7,000,000 was selected based on our potential use of funds over the effective time period to enable us to complete the development of our programs. Our ability to receive the full amount is largely dependent on the daily dollar volume of stock traded during the effective period. Based strictly on the current daily trading dollar volume up to April 2020, we believe it is unlikely that we will be able to receive the entire $7,000,000. We are not dependent on receiving the full amount to execute our business plan and can still progress with our business until we are able to raise funds for business development. There is no assurance that we will ever raise enough funds.

GHS Transaction

On April 21, 2020, the Company entered the Financing Agreement and Registration Rights Agreement (the “Registration Rights Agreement”) with GHS. Pursuant to the Financing Agreement GHS agreed to purchase up to Seven Million Dollars ($7,000,000) in shares of the Company’s common stock, from time to time over the course of twenty four (24) months after effectiveness of a registration statement on Form S-1 (the “Registration Statement”) of the underlying shares of Common Stock (the “Contract Period”).

The Financing Agreement grants the Company the right, from time to time at its sole discretion (subject to certain conditions) during the Contract Period, to direct GHS to purchase shares of Common Stock on any business day (a “Put”), provided that at least ten trading days has passed since the most recent Put. The purchase price of the shares of Common Stock contained in a Put shall be eighty percent (80%) of the lowest volume weighted average price (VWAP) of the Company’s Common Stock for ten (10) consecutive trading days preceding the Put. No Put will be made in an amount less than twenty-five thousand dollars ($25,000) or greater than five hundred thousand dollars ($500,000). In no event is the Company entitled to make a Put or is Investor entitled to purchase that number of shares of Common Stock of the Company, which when added to the sum of the number of shares of Common Stock beneficially owned (as such term is defined under Section 13(d) and Rule 13d-3 of the 1934 Act), by GHS, would exceed 4.99% of the number of shares of Common Stock outstanding on such date, as determined in accordance with Rule 13d-1(j) of the 1934 Act.

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The Financing Agreement shall terminate upon any of the following events: when GHS has purchased an aggregate of Seven Million Dollars ($7,000,000) in the Common Stock of the Company pursuant to the Equity Financing Agreement; on the date that is twenty-four (24) calendar months from the date the Registration Statement is declared "Effective"; at such time that the Registration Statement is no longer in effect; by the Company at any time, after ninety (90) calendar days notice following the closing of any Put; or upon thirty (30) calendar days after written notice by the Company if no Put Notices have been delivered. Actual sales of shares of Common Stock to GHS under the Financing Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. The net proceeds under the Financing Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to GHS.

The Registration Rights Agreement provides that the Company shall use its best efforts to file with the Commission the Registration Statement within 30 days of the date of the Registration Rights Agreement.

Use of Proceeds

We will not receive any proceeds from the sale of common stock offered by Selling Stockholder. However, we will receive proceeds from the sale of our common stock to Selling Stockholder pursuant to the Financing Agreement. The proceeds from our exercise of the Put right pursuant to the Financing Agreement will be used for general administrative expense, payment of debt, business development, as well as for legal, accounting and audit fees.

Selling Stockholder

This prospectus relates to the possible resale by the Selling Stockholder, GHS, of shares of our common stock that may be issued to GHS pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with GHS on April 21, 2020, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by GHS of the shares of our common stock that may be issued to GHS under the Purchase Agreement.

GHS, as the Selling Stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we may issue to GHS under the Purchase Agreement. The Selling Stockholder may sell some, all or none of its shares. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

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The following table presents information regarding the Selling Stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the Selling Stockholder, and reflects its holdings as of June 1, 2020. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, and such information is not necessarily indicative of beneficial ownership for any other purpose. Beneficial ownership percentages are calculated based on 1,803,070,015 shares of our common stock outstanding as of June 1, 2020.

Name of Selling Stockholder	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered		Percentage of shares owned after the offering assuming all of the shares are sold in the offering

GHS Investments LLC (1)	0	0%	320,000,000	(2)	(3)

(1)	GHS maintains offices at 420 Jericho Turnpike, Suite 102, Jericho, NY 11753. Voting and dispositive power with respect to the shares owned by GHS is exercised by Sarfraz Hajee, Matt Schissler, and Mark Grober.

(2)	Although the Financing Agreement provides that we may sell up to $7,000,000 of our common stock to GHS, only 320,000,000 shares of our common stock are being offered under this Prospectus, which represents shares of our common stock that may be sold by us to GHS from time to time over the Contract Period (as defined in the Financing Agreement) commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to GHS pursuant to the Financing Agreement, we may need to sell to GHS under the Financing Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $7,000,000 total commitment available to us under the Financing Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by GHS is dependent upon the number of shares we sell to GHS under the Financing Agreement.

(3)	The number assumes the Selling Stockholder sells all of its shares being offering pursuant to this prospectus although the Selling Stockholder is under no obligation to sell any shares of common stock at this time.

Plan of Distribution

This prospectus relates to the resale of 320,000,000 Shares of our common stock, par value $0.0001 per share, by the Selling Stockholder consisting of Put Shares that we will put to Selling Stockholder pursuant to the Financing Agreement.

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The Selling Stockholder and any of their respective pledgees, assignees, and successors-in-interest, may, from time to time, sell any or all of its shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The Selling Stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	privately negotiated transactions;

•	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share; or

•	a combination of any such methods of sale.

According to the terms of the Financing Agreement, neither Selling Stockholder nor any affiliate of Selling Stockholder acting on its behalf or pursuant to any understanding with it will execute any short sales during the term of this offering.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

GHS is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

GHS has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. GHS has informed us that each such broker-dealer will receive commissions from GHS that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor GHS can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between GHS or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the Selling Stockholder, and any other required information.

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Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a Selling Stockholder, except we have agreed to pay deposit and clearing fees up to $1,000 per Put. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. We are required to pay all fees and expenses incident to the registration of the shares of common stock.

We have advised GHS that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

GHS is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

We have agreed to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We will not receive any proceeds from the resale of any of the shares of our common stock by Selling Stockholder. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement.

DESCRIPTION OF SECURITIES

Common Stock

As of June 1, 2020, we had 5,000,000,000 authorized shares of common stock, par value $0.0001 per share, and 1,803,070,015 shares outstanding.

Subject to the voting rights of the Company’s preferred stock, at any meeting of the shareholders, every shareholder of common stock is entitled to vote and may vote in person or by proxy authorized by an instrument in writing filed in accordance with the procedure established for the meeting.

Each shareholder shall have one vote for every share of stock entitled to vote, which is registered in his name on the record date for the meeting, except as otherwise required by law or the Articles of Incorporation.

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All elections of directors shall be determined by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present. Except as otherwise required by law or the Articles of Incorporation, all matters other than the election of directors shall be determined by the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

The Company’s Certificate of Incorporation does not provide for cumulative voting or preemptive rights.

Preferred Stock

As of June 1, 2020, we had 100,000,000 authorized shares of preferred stock, par value $0.0001 per share, of which 60,000,000 were designated Class A Convertible Preferred Stock. As of June 1, 2020, we had 52,600,000 shares of Class A Convertible Preferred Stock outstanding.

The Class A Convertible Preferred Stock has the following rights and preferences (as is more fully set forth in Certificate of Designation of the Class A Convertible Preferred Stock).

Ranking

The Class A Convertible Preferred Stock ranks, as to dividends and upon liquidation, senior and prior to the Common stock of the Company.

Liquidation

In the event of liquidation, dissolution or winding up of the Company, the holders of the Class A Convertible Preferred Stock are entitled, out of the assets of the Company legally available for distribution, to receive, before any payment to the holders of shares of Common Stock or any other class or series of stock ranking junior, and amount per share equal to $1.00.

Voting

Each share of Class A Convertible Preferred Stock entitles the holder thereof to 50 votes on any matters requiring a shareholder vote of the Company.

Conversion

Each share of our Class A Convertible Preferred Stock is convertible into common stock on a one-for-25 basis at the option of the holder.

Convertible Instruments

The following is a description of the material terms of the convertible instruments which remain outstanding as of March 31, 2020 (all capitalized terms not otherwise defined shall have that meaning set forth in the applicable agreement referenced):

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Secured Promissory Notes

In October 2017, the Company entered into transactions with two investors (collectively the “Investors”), whereby the parties entered into two separate agreements (the “Securities Purchase Agreements) whereby the investors agreed to purchase an aggregate of $4,640,000 principal amount of Secured Promissory Notes (in separate tranches, the “Secured Promissory Notes”).

The Securities Purchase Agreements provides that the Investors pay to the Company an aggregate of One Million Two Hundred Thousand Dollars ($1,200,000) upon execution and one of the Investors issued to the Company the thirteen different notes (one of which was paid with the aforementioned payment (collectively the “Secured Investor Notes”)) for the balance of the principal amount of the Secured Promissory Notes. The Company agreed to secure the Secured Promissory Notes by all of its assets as set forth in the Security Agreement.

The Secured Promissory Notes provide for the following (material) terms: an original issue discount of an aggregate of Four Hundred Forty Thousand Dollars ($440,000), including reimbursement for certain fees; provided Company has not received a Lender Conversion notice or a Redemption notice where the Conversion shares have not yet been delivered, and no event of default exists, then, on five days notice the Company can prepay outstanding balance; right at any time after six (6) months from the Purchase Price Date until the Outstanding Balance has been paid in full, including without limitation (a) until any Optional Prepayment Date (even if Lender has received an Optional Prepayment Notice) or at any time thereafter with respect to any amount that is not prepaid, and (b) during or after any Fundamental Default Measuring Period, at its election, to convert (each instance of conversion is referred to herein as a “Lender Conversion”) all or any part of the Outstanding Balance into shares (“Lender Conversion Shares”) of fully paid and non-assessable common stock, $0.0001 par value per share (“Common Stock”), of the Company as per the following conversion formula: the number of Lender Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Lender Conversion Price (as defined below). All Lender Conversions shall be cashless and not require further payment from Lender. Subject to adjustment, the price at which Lender has the right to convert all or any portion of the Outstanding Balance into Common Stock is $0.075 (the “Lender Conversion Price”). However, in the event the Market Capitalization falls below the Minimum Market Capitalization at any time, then in such event (a) the Lender Conversion Price for all Lender Conversions occurring after the first date of such occurrence shall equal the lower of the Lender Conversion Price and the Market Price as of any applicable date of Conversion, and (b) the true-up provisions shall apply to all Lender Conversions that occur after the first date the Market Capitalization falls below the Minimum Market Capitalization, provided that all references to the “Redemption Notice” in shall be replaced with references to a “Lender Conversion Notice” for purposes, all references to “Redemption Conversion Shares” shall be replaced with references to “Lender Conversion Shares”, and all references to the “Redemption Conversion Price” shall be replaced with references to the “Lender Conversion Price”; Except with respect to Excluded Securities, if the Company or any subsidiary thereof, as applicable, at any time the Note is outstanding, shall sell, issue or grant any Common Stock, option to purchase Common Stock, right to reprice, preferred shares convertible into Common Stock, or debt, warrants, options or other instruments or securities to Lender or any third party which are convertible into or exercisable or exchangeable for shares of Common Stock (collectively, the “Equity Securities”), including without limitation any Deemed Issuance, at an effective price per share less than the then effective Lender Conversion Price (such issuance is referred to herein as a “Dilutive Issuance”), then, the Lender Conversion Price shall be automatically reduced and only reduced to equal such lower effective price per share; Adjustment of conversion price upon subdivision or combination of common stock; Redemption rights: the conversion price for each Redemption Conversion (as defined below) (the “Redemption Conversion Price”) shall be the lesser of (a) the Lender Conversion Price, and (b) the Market Price. Beginning on the earlier of the date that is twelve (12) months after the Purchase Price Date and the date that is ninety (90) days from the date that Company becomes subject to the reporting requirements of the 1934 Act (as defined in the Purchase Agreement), but in no event earlier than the date that is six (6) months from the Purchase Price Date, Lender shall have the right, exercisable at any time in its sole and absolute discretion, to redeem all or any portion of the Note (such amount, the “Redemption Amount”) by providing Company with a notice substantially in the form attached hereto as Exhibit B (each, a “Redemption Notice”, and each date on which Lender delivers a Redemption Notice, a “Redemption Date”). Payments of each Redemption Amount may be made (a) in cash, or (b) by converting such Redemption Amount into shares of Common Stock (“Redemption Conversion Shares”, and together with the Lender Conversion Shares, the “Conversion Shares”) (each, a “Redemption Conversion”) per the following formula: the number of Redemption Conversion Shares equals the portion of the applicable Redemption Amount being converted divided by the Redemption Conversion Price, or (c) by any combination of the foregoing, so long as the cash is delivered to Lender on the second Trading Day immediately following the applicable Redemption Date and the Redemption Conversion Shares are delivered to Lender on or before the applicable Delivery Date.

The principle balance outstanding under the Secured Promissory Notes was $619,490 as of March 31, 2020.

Secured Investor Notes (11)

Each Secured Investor Note provides that the Investor will pay the Company Two Hundred Fifty Thousand Dollars ($250,000) and accrue 10% interest per annum. The entire unpaid principal balance and all accrued and unpaid interest, if any, under each Note, shall be due and payable on the date that is twenty-four (24) months from the date thereof (the “Investor Note Maturity Date”); provided, however, that Investor may elect, in its sole discretion, to extend the Investor Note Maturity Date for up to thirty (30) days by delivering written notice of such election to Company at any time prior to the Investor Note Maturity Date. Prepayment is permitted, in part or in full. on the date that is six (6) months from the date hereof (the “Conditional Prepayment Date”), Investor shall be obligated to prepay the outstanding balance of this Note if the each of the following conditions is met: (a) the average and median daily dollar volumes of the Common Stock on Company’s principal market for the twenty (20) Trading Days (as defined in the Secured Promissory Note) immediately preceding the Conditional Prepayment Date are greater than $200,000.00; (b) the average of the Closing Bid Prices (as defined in the Note) for the ten (10) Trading Days immediately preceding the Conditional Prepayment Date is greater than $0.01; and (c) no Event of Default (as defined in the Company Note) under the Secured Promissory Note shall have occurred as of the Conditional Prepayment Date. The Secured Investor Notes are secured by a Pledge Agreement. Upon the earlier of (i) the date on which all of the Secured Investor Notes are repaid in full and (ii) at Investor’s election, the date that is six (6) months and three (3) days following the execution of the Pledge Agreement, or such later date as specified by Investor in its sole discretion (the “Termination Date”), the Pledge Agreement and all security interests granted thereunder with respect to the Collateral (as defined in the Pledge Agreement) shall terminate.

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Warrants

Pursuant to the Securities Purchase Agreement the Company issued warrants to purchase an aggregate of 10,000,000 shares of common stock at an exercise price of $.10 per share (subject to adjustment) for a period of five years. If the Company does not timely deliver the shares of common stock due upon exercise, the warrant provides that the Company will pay, in addition to all other remedies available, a late charge equal to the greater of (i) $500.00 and (ii) 2% of the product of (1) the number of shares of Common Stock not issued on a timely basis and multiplied by (2) the Closing Trade Price of the Common Stock on the Trading Day immediately preceding the last possible date which Company could have issued such shares of Common Stock without violating this Warrant, rounded to the nearest multiple of $100.00 (such resulting amount, the “Warrant Share Value”) (but in any event the cumulative amount of such late fees for each exercise shall not exceed 200% of the Warrant Share Value), per Trading Day until such Warrant Shares are delivered.

10% Convertible Redeemable Note – Iliad Note

On November 5, 2018, the Company entered into a convertible note payable to investor (the “Iliad Note”). The Iliad Note bears interest at 10% and matures on November 5, 2020. Total available under the Iliad Note is $5,520,000, including $500,000 OID (and $20,000 in legal fees taken on first $500,000 tranche). The Iliad Note is convertible into shares of the Company’s common stock after 180 days at a discount of 35% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The total principal amount outstanding under the Iliad note was $2,495,000 as of March 31, 2020.

10% Convertible Redeemable Note

On March 11, 2020, the Company entered a Securities Purchase Agreement with GS Capital Partners, LLC (“GS Capital”), whereby GS Capital agreed to purchase an aggregate of $1,440,000 principal amount of 10% Convertible Redeemable Note (the “GS Capital Note”). Below is a description of the material terms of the transaction (all capitalized terms not otherwise defined herein shall have that definition assigned to it as per the related agreement).

The first issuance and sale of the first $360,000 portion of the GS Capital Note pursuant to the Securities Purchase Agreement occurred on approximately March 11, 2020. The purchase price for the $360,000 portion shall be $330,000 representing the original issue discount of $30,000. GS Capital retains the right to purchase the unfunded balance of the GS Capital Note (the “Unfunded Balance”) for a period of nine months, provided that each purchase must be in an amount of no less than $360,000. Any rights to purchase a portion of the Unfunded Balance outstanding after nine months shall be terminated and GS Capital shall have no rights to purchase the Unfunded Balance.

GS Capital is entitled, at its option, to convert all or any amount of the principal face amount of the GS Capital Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to 75% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTC Marketplace exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future, for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company or its transfer agent. In the event the Company experiences a DTC “Chill” on its shares, the Conversion Price shall be decreased to 65% instead of 75% while that “Chill” is in effect. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.9% upon 60 days’ prior written notice by GS Capital). The conversion discount, look back period and other terms will be adjusted on a ratchet basis if the Company offers a more favorable conversion discount, interest rate, (whether through a straight discount or in combination with an original issue discount), look back period or other more favorable term to another party for any financings while the GS Capital Note is in effect.

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Interest on any unpaid principal balance of the GS Capital Note shall be paid at the rate of 10% per annum. Interest shall be paid by the Company in Common Stock ("Interest Shares") or in cash at the option of the Company. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of the GS Capital Note to the date of such notice.

The GS Capital Note may be prepaid or assigned with the following penalties/premiums:

PREPAY DATE	PREPAY AMOUNT
≤ 60 days	110% of principal plus accrued interest
61- 120 days	120% of principal plus accrued interest
120-180 days	130% of principal plus accrued interest

Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem the GS Capital Note in cash for the highest prepayment amount then in effect, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of the GS Capital Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) of the GS Capital Note the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. The penalty for a breach of Section 8(n) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 8(i), the outstanding principal due under the GS Capital Note shall increase by 50%. If the GS Capital Note is not paid at maturity, the outstanding principal due under the GS Capital Note shall increase by 15%. Further, if a breach of Section 8(m) occurs or is continuing after the 6 month anniversary of the GS Capital Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion.

The principal balance outstanding under the GS Capital Note was $360,000 as of March 31, 2020.

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Securities Authorized for Issuance Under Equity Compensation Plans

On January 30, 2020, the Company adopted the 2019 Equity Incentive Plan (the “Plan”). The maximum number of shares of Common Stock that may be issued under the Plan is 100,000,000. The Company has not granted any options under the Plan.

LEGAL MATTERS

JMS Law Group, PLLC, which has acted as our counsel in connection with this offering, will pass on certain legal matters with respect to U.S. federal law in connection with this offering. The principal attorney at JMS Law Group, PLLC owns 250,000 shares of our Common Stock.

EXPERTS

The consolidated financial statements for the Company as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been audited by Turner, Stone & Company, L.L.P., an independent registered public accounting firm, to the extent and for the periods set forth in our report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete.

We file annual, quarterly and current reports and other information with the SEC under the Exchange Act. Such reports and other information filed by the Company with the SEC are available free of charge on the SEC’s website. You may also request a copy of those filings, excluding exhibits, from us at no cost. These requests should be addressed to us at: Singlepoint Inc., 2999 North 44th Street, Suite 530, Phoenix, Arizona 85018. The public may read and copy any materials filed by the Company with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov. The contents of these websites are not incorporated into this filing by reference. Further, the Company’s references to the URLs for these websites are intended to be inactive textual references only.

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Description of Business

Beginning in fiscal year 2014, We made a strategic decision to transition from a technology-based solutions provider to an acquisition and development partner. We have provided and continue to provide expertise to fuel the growth of technology-driven businesses and emerging growth opportunities in consumer products and most recently solar. We typically acquire a significant equity stake in these business units. In many, but not all cases, we will also be actively involved, influencing development through board representation and management support, in addition to the influence we exert through our equity ownership. We also hold relatively small equity interests in other enterprises where we do not exert significant influence and do not participate in management activities. In some cases, these interests relate to former businesses we invested in. We are focused on supporting our existing businesses and maximizing monetization opportunities to return value to shareholders. We are committed to looking for additional opportunities that we believe have the potential to add additional value. We are and will consider initiatives including, among others: the sale of individual business segments, the sale of certain or all business interests in secondary market transactions, or a combination thereof, as well as other opportunities to maximize shareholder value. We look to acquire businesses and build brands based on technology solutions we believe will increase efficiencies across various markets. We strive to create long-term value for our shareholders by helping our partner companies to increase their market penetration, grow revenue and improve cash flow.

In May 2019 the Company bought 51% of Direct Solar America, a solar brokerage company headquartered in Phoenix, Arizona. Direct Solar America currently works with homeowners to define the best solar installation provider and financer for their particular need. The unique brokerage model is scalable nationally and in its first 10 months of operation has expanded into multiple states and is expected to continue expanding into additional markets. In connection with this acquisition the Company has issued an aggregate value of approximately $2,000,000 in common stock and has committed to additional cash capital for business expansion upon business milestone goal achievements. In addition to the multistate expansion of the residential solar brokerage model, Direct Solar America post acquisition, has identified market opportunities related to small and medium commercial solar projects and has committed staff and resources, adding to its core business competencies to pursue these types of underserved commercial solar opportunities. The majority of the targeted projects are comprised of commercial buildings, schools, and parking lot structures looking for solar based solutions that offset and reduce traditional energy consumption through a green solution that saves them money while reducing their impact on the planet.

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Our Subsidiaries

Singlepoint Direct Solar, LLC (“Direct Solar America”)

In May 2019 the Company bought 51% of Direct Solar America a solar brokerage company headquartered in Phoenix, Arizona. Direct Solar America is a solar brokerage company headquartered in Phoenix, Arizona that currently works with homeowners to define the best solar installation provider and financer for their particular need in multiple cities around the United States. We believe the unique brokerage model is scalable nationally and in its first 10 months of operation has expanded into multiple states and is expected to continue expanding into additional markets. In addition to the multistate expansion of the residential solar brokerage model, Direct Solar America has identified market opportunities related to small and medium commercial solar projects and has committed staff and resources, adding to its core business competencies to pursue these types of underserved commercial solar opportunities. The majority of the targeted projects are comprised of commercial buildings, schools, and parking lot structures looking for solar based solutions that offset and reduce traditional energy consumption through a green solution that saves them money while reducing their impact on the planet.

ShieldSaver, LLC (“ShieldSaver”)

The Company owns fifty one percent (51%) of the outstanding interests of ShieldSaver, LLC. ShieldSaver is a technology focused automotive company working to efficiently track records of vehicle repairs. They pair shops with potential customer via proprietary technology. The ShieldSaver technology solution drives B2B leads and conversion to sales of windshield repair and replacement. The ShieldSaver technology is designed to increase efficiency by quickly delivering a vehicle specific quote for windshield replacement and delivering those leads to local installers looking to expand and grow their business. ShieldSaver has relationships with large parking lot management companies at airports and other locations around the United States to obtain the data needed to operate.

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Discount Indoor Garden Supplies, Inc. (“DIGS”)

The Company owns ninety percent (90%) of the outstanding interests of DIGS, a California-based supplier of cultivation equipment that fulfills orders nationwide. They provide hydroponic supplies and nutrients to commercial and individual farmers. DIGS operates an online store, and sells nutrients, lights, and HVAC systems, among other products, to individuals that are interested in horticulture. They also fulfill and distribute products to businesses and stores in the southern California market. DIGS also provides manufacturing services out of its facility in Carlsbad, CA. The manufacturing supports developing and wholesaling private labelled product for clients as well as our inhouse branding efforts.

In addition to our subsidiaries we also maintain the following additional lines of business:

SingleSeed is an online business providing hemp-based products to consumers. In addition to the hemp-based products sold via ecommerce, the business has relationships to resell services such as internet marketing, payment processing and website design. SingleSeed is solely dedicated to providing professional services to the underserved cannabis and hemp-based markets. None of our professional services in the cannabis industry require us to touch the plant.

The online storefront provides an online purchasing point and an additional place for vendors to sell their products. When SingleSeed receives an order, the product is shipped directly to the purchaser from the manufacturer. This eliminates SingleSeed having to purchase or hold any inventory.

Hemp

Our hemp business segment is initially focused on national retail distribution for our proprietary in-house or exclusive hemp cigarette brands (“1606 Original Hemp”) and non-cannibalistic private label products from other CBD manufactures.

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Intellectual Property

We maintain a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and to control access to software, documentation and other proprietary information.

Third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our products and services.

Competition

The markets for our products are intensely competitive, continually evolving and subject to changing technologies. Many of our competitors are substantially larger than us and have significantly greater name recognition, sales and marketing, financial, technical, customer support and other resources. These competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products.

These competitors may enter our existing or future markets with products that may be less expensive, that may provide higher performance or additional features or that may be introduced more quickly than our products.

We believe that we compete favorably with our competitors on the basis of these factors. However, if we are not able to compete successfully against our current and future competitors, it will be difficult to acquire and retain customers, and we may experience revenue declines, reduced operating margins, loss of market share and diminished value in our services.

Marketing

Our marketing efforts (conducted by us in house, and by outside consultants) currently focus on increasing demand for our solutions utilizing targeted email campaigns, SEO and SEM advertising. In addition, we generate awareness by participating in industry tradeshows, issuing press releases and articulating our messaging through our website. We conduct our marketing activities domestically to promote our products independently and in cooperation with our strategic partners. Our product information is available on our website, which contains overview presentations.

Sales

We market and distribute our products through a strategic partnership network of companies and we use a broad distribution channel to bring our products and solutions to our customers.

We have sales and support staff in various locations throughout the United States. Our inside sales group answers incoming leads from potential customers and refers these new leads to one of our partners. A new lead is a potential customer, client or user of one or more of the products and services SinglePoint either directly offers or refers to a partner. A partner is either one of our subsidiaries or one of the companies that we do business with.

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Employees

Currently SinglePoint and its subsidiaries employ a total of approximately 50 individuals. These individuals consist of management, developers, sales and support staff. Some of these individuals are employed through outside sourcing, working with us to hire qualified software engineers.

Offices

We do not currently own any property or real estate of any kind. Currently the Company leases approximately 1,400 square feet of office space at 2999 North 44th Street, Phoenix Arizona 85018 at a monthly rent of $3,376 through January 31, 2023 at a monthly base rent of $3,618, increasing to $3,688 and $3,758 per month during the second and third year of the lease, respectively.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

The Common Stock of the Company is currently trading on the OTCQB under the symbol “SING.” The following table sets forth the high and low bid prices relating to our common stock on a quarterly basis for the periods indicated as quoted by the OTCQB market. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarterly period	High	Low
Fiscal year ended December 31, 2019:
First Quarter	$0.0208	$0.0195
Second Quarter	$0.0220	$0.0187
Third Quarter	$0.0117	$0.0112
Fourth Quarter	$0.0079	$0.0072

Fiscal year ended December 31, 2018:
First Quarter	$0.1094	$0.0291
Second Quarter	$0.0680	$0.0235
Third Quarter	$0.0520	$0.0255
Fourth Quarter	$0.0400	$0.0106

As of June 1, 2020, the market price for our common shares is $.0052 per share.

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Holders

As of June 1, 2020, there were 1,803,070,015 shares of common stock outstanding, which were held by approximately 185 record holders. In addition, there were 52,600,000 shares of our Class A Convertible Preferred Stock outstanding, which were held by seven record holders.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Stock Option Plan and other Employee Benefits Plans

On December 5, 2019, the Board of Directors approved the creation of the Singlepoint Inc. 2019 Equity Incentive Plan (the “Plan”), which the holders of a majority of the outstanding shares of common stock approved on December 18, 2019. No awards have been made under the Plan.

Summary Description

The following description is intended to be a summary of the material provisions of the Plan. It does not purport to be a complete description of all the provisions of the Plan and is qualified in its entirety by reference to the complete text of the Plan. Capitalized terms used in the following summary and not otherwise defined in this Information Statement have the meanings set forth in the Plan.

Purpose and Eligible Participants. The purpose of the Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. The Administrator may grant awards under the Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Company or one of its Subsidiaries; (b) a director of the Company or one of its Subsidiaries; or (c) an individual consultant who renders bona fide services (other than services in connection with the offering or sale of securities of the Company or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Company or one of its Subsidiaries) to the Company or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Company, or the Company’s compliance with any other applicable laws.

Types of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

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Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator

Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the number of shares of Common Stock being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the SAR is exercised, over (ii) the Fair Market Value of a share of Common Stock on the date the SAR was granted as specified in the applicable award agreement. The maximum term of a SAR shall be ten (10) years.

Restricted Shares. Restricted shares are shares of Common Stock subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Administrator may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of this Plan and the applicable award agreement relating to the restricted stock, a participant granted restricted stock shall have all of the rights of a stockholder, including the right to vote the restricted stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Administrator).

Restricted Share Units.

(a) Grant of Restricted Share Units. A restricted share unit, or “RSU”, represents the right to receive from the Corporation on the respective scheduled vesting or payment date for such RSU, one share of Common Stock. An award of RSUs may be subject to the attainment of specified performance goals or targets, forfeitability provisions and such other terms and conditions as the Administrator may determine, subject to the provisions of this Plan. At the time an award of RSUs is made, the Administrator shall establish a period of time during which the restricted share units shall vest and the timing for settlement of the RSU.

(b) Dividend Equivalent Accounts. Subject to the terms and conditions of the Plan and the applicable award agreement, as well as any procedures established by the Administrator, prior to the expiration of the applicable vesting period of an RSU, the Administrator may determine to pay dividend equivalent rights with respect to RSUs, in which case, the Corporation shall establish an account for the participant and reflect in that account any securities, cash or other property comprising any dividend or property distribution with respect to the shares of Common Stock underlying each RSU. Each amount or other property credited to any such account shall be subject to the same vesting conditions as the RSU to which it relates. The participant shall have the right to be paid the amounts or other property credited to such account upon vesting of the subject RSU.

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(c) Rights as a Stockholder. Subject to the restrictions imposed under the terms and conditions of this Plan and the applicable award agreement, each participant receiving RSUs shall have no rights as a stockholder with respect to such RSUs until such time as shares of Common Stock are issued to the participant. No shares of Common Stock shall be issued at the time a RSU is granted, and the Company will not be required to set aside a fund for the payment of any such award. Except as otherwise provided in the applicable award agreement, shares of Common Stock issuable under an RSU shall be treated as issued on the first date that the holder of the RSU is no longer subject to a substantial risk of forfeiture as determined for purposes of Section 409A of the Code, and the holder shall be the owner of such shares of Common Stock on such date. An award agreement may provide that issuance of shares of Common Stock under an RSU may be deferred beyond the first date that the RSU is no longer subject to a substantial risk of forfeiture, provided that such deferral is structured in a manner that is intended to comply with the requirements of Section 409A of the Code.

Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Sections 5.1.4 through 5.1.7 above may be, and options and SARs granted with an exercise or base price not less than the Fair Market Value of a share of Common Stock at the date of grant (“Qualifying Options” and “Qualifying SARs,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using the Business Criteria provided for below for the Corporation on a consolidated basis or for one or more of the Corporation’s Subsidiaries, segments, divisions or business units, or any combination of the foregoing. Such criteria may be evaluated on an absolute basis or relative to prior periods, industry peers or stock market indices.

Number of Shares. Subject to adjustment as provided in the Plan, 100,000,000 shares of Common Stock are available for issuance in connection with awards granted under the Plan.

Administration. This Plan shall be administered by, and all awards under this Plan shall be authorized by, the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee or individual (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law.

Effective Date and Termination. This Plan was approved by the Board and became effective on December 5, 2019. Unless earlier terminated by the Board, this Plan shall terminate at the close of business on December 5, 2029. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

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Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a company whose core subsidiaries include solar, and hemp. We built our portfolio by acquiring an interest in undervalued companies, thereby providing a rich, diversified holding base. We acquire and work with key company management to grow successful candidate companies.

Results of Operations

Financial Condition and Changes in Financial Condition

Plan of Operation

We work diligently with management of our subsidiaries to coordinate and guide the growth of each of our businesses. The Company is looking to tap into markets with exponential growth opportunities such as solar, hemp and renewables.

Results from Operations – For the year ended December 31, 2019 as compared to December 31, 2018.

Net Revenue

For the years ended December 31, 2019 and 2018, the Company had total sales of $3,343,833 and $1,154,671, respectively. The increase of $2,189,162 in revenues was due primarily to the integration of Direct Solar America acquired on May 14, 2019.

Cost of Revenue

Cost of revenue increased from $886,872 for the year ending December 31, 2018 to $2,353,056 for the year ended December 31, 2019, an increase of $1,466,184. This increase was due primarily to the increased revenues from our newly integrated subsidiary Singlepoint Direct Solar, LLC.

Gross Profit

As a result of the foregoing, our gross profit was $990,777 for the year ended December 31, 2019, compared with $267,799, for the year ended December 31, 2018. The increase in our overall gross profit was primarily a result of the newly integrated subsidiary Singlepoint Direct Solar, LLC.

Operating Expenses

Total operating expenses increased from $6,031,128 in 2018 to $6,455,236 in 2019, an increase of $424,108. The increase was primarily due to an increase in general and administrative expense of $1,739,965 due primarily a result of additional costs related to our newly acquired subsidiaries, our new office, marketing, insurance and travel. We had a decrease in consulting fees of $449,729 in the year ended December 31, 2019 from the year ending December 31, 2018, primarily from the issuance of common stock for services to consultants with a value of $800,000 in 2018. Professional and legal fees increased $68,868 for the year ending December 31, 2019, as compared to year ending December 31, 2018, primarily due to increased audit and legal expenses as a result of the Company becoming fully reporting with the SEC.

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Investor relations expense decreased from $340,188 for the year ending December 31, 2018, as compared to $168,177 for the year ending December 31, 2019, a decrease of $172,011, due primarily as a result of decrease use of investor relations consultants. For the year ending December 31, 2018, we incurred an impairment of goodwill of $762,985 related to the reduction in goodwill resulting from the purchase of JAG and ShieldSaver. For the year ending December 31, 2019 we did not incur any impairment of goodwill.

Other Expense

Other expense increased from $2,342,580 in 2018 to $2,604,274 in 2019 due primarily to the increase in interest expense and amortization of debt discounts as a result of our increase in convertible notes payable during the year ended December 31, 2019.

Net Loss

For the year ended December 31, 2018 the Company had a net loss of approximately $8,105,909 compared to a net loss of approximately $8,068,733 for the year ended December 31, 2019, a decrease in net loss of $37,176. The decrease in net loss is primarily a result of increased revenue and gross profit during the year ended December 31, 2019.

Liquidity and Capital Resources

As of December 31, 2019, the Company had $2,421,717 in total assets, including $110,128 in cash, $49,228 of accounts receivable, $24,427 in prepaid expenses, $74,663 in inventory, and non-current assets of $2,163,271 related to property, investments and goodwill. The Company had negative working capital of $6,573,930 as of December 31, 2019.

As of December 31, 2019, the Company has yet to achieve profitable operations, and while the Company hopes to achieve profitable operations in the future, if not it may need to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The Company’s principal sources of liquidity have been cash provided by operating activities, as well as its ability to raise capital. The Company’s operating results for future periods are subject to numerous uncertainties and it is uncertain if the Company will be able to become profitable and continue growth for the foreseeable future. If management is not able to increase revenue and/or manage operating expenses, the Company may not be able to achieve profitability. The Company’s ability to continue in existence is dependent on the Company’s ability to achieve profitable operations.

To continue operations for the next 12 months we will have a cash need of approximately $1.5 million. Should we not be able to fulfill our cash needs through the increase of revenue we will need to raise money through outside investors through convertible notes, debt or similar instrument(s), including but not limited to the additional tranches available under the convertible notes with Iliad (Iliad Research and Trading, LP), CVP (Chicago Venture Partner, LP) and UAHC (UAHC Ventures, LLC) and GS Capital Partners. The Company plans to pay off current liabilities through sales and increasing revenue through sales of Company services and or products, or through financing activities as mentioned above, although there is no guarantee that the Company will ultimately do so.

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Advances from Officer

The Company’s CEO advanced the Company funds during 2019 and 2018, with a balance due of $735,000 and $585,000 respectfully, plus accrued interest of $96,273 and $18,030 as of December 31, 2019 and 2018, respectively. These balances accrue interest at 12% beginning October 1, 2018, are unsecured and due on demand.

Our cash flows for the year ended December 31, 2019 and 2018 are summarized below:

	Year Ending December 31, 2019	Year Ending December 31, 2018
Net cash used in operating activities	$(1,787,690)	$(1,640,428)
Net cash used in investing activities	$-	$(210,000)
Net cash provided by financing activities	$1,829,037	$1,004,131
Net Change in Cash	$41,347	$(846,297)
Cash at beginning of year	$68,781	$915,078
Cash at end of year	$110,128	$68,781

Net Cash Used in Operating Activities

For the year ended December 31, 2019, $1,787,690 net cash was used in operating activities due primarily from our net loss of $8,068,733, partially offset by non-cash charges, including preferred stock issued for services of $3,100,000, common stock issued for services of $1,174,050, and amortization of loan costs of $1,662,068. For the year ended December 31, 2018, $1,640,428 net cash used in operating activities was primarily attributable to the additional costs of the companies we acquired as well as an increase in SEO marketing during the year.

Net Cash Used in Investing Activities

We had no net cash used in investing activities in the year ended December 31, 2019 as compared to $210,000 for the year ended December 31, 2018, as a result of the cash paid for investments and acquisition of subsidiaries in 2018.

Net Cash Provided by Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities was $1,829,037 as compared to $1,004,131 for the year ended December 31, 2018. The increase was primarily due to an increase in proceeds from the issuance of convertible notes.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Notes to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. Estimates are used for, but not limited to, contingencies and taxes. Actual results could differ materially from those estimates. The following critical accounting policies are impacted significantly by judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements.

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Revenues

It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 606 “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures. In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company’s policy is to record revenue when control of the goods transfers to the customer.

The Company uses three categories for disaggregated revenue classification:

- Retail Sales (DIGS, Singleseed),

- Distribution (hemp-related products) and,

- Services Revenue (Direct Solar, Mobile Web Credit Card Gateway, Shieldsaver).

Retail Sales. Our retail sales include our products sold directly to consumers, with sales generally recognized upon delivery of the product to the customer, with the customer taking risk of ownership and assuming risk of loss. Payment is generally due upon delivery. DIGS operates an online store and sells nutrients, lights, HVAC systems and other products to consumers. Singleseed provides hemp-based products through its online portal.

Distribution Revenue. Our distribution revenue includes Singlepoint’s hemp-related product sales to third-party resellers with revenue generally recognized upon delivery of the product to the reseller, with the reseller taking risk of ownership and assuming risk of loss. Payment is generally due upon delivery or within 30 days of invoicing.

Services Revenue. Our services revenue includes services provided by Direct Solar, which earns commission revenue for solar services placed with third-party contractors and records cash received in advance of contract completion as deferred revenue until contracts are complete. Singlepoint’s Mobile Web Credit Card Gateway provides mobile payment services to consumers. ShieldSaver offers business-to-business services related to windshield repair and replacement for consumers. Service revenue is generally recognized as the performance obligations are fulfilled, with the customer taking risk of ownership and assuming risk of loss. Payment for service revenue is generally due upon completion.

Loss Contingencies

The Company is subject to various loss contingencies arising in the ordinary course of business. The Company considers the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as its ability to reasonably estimate the amount of loss in determining loss contingencies. An estimated loss contingency is accrued when management concludes that it is probable that an asset has been impaired or a liability has been incurred and the amount of the loss can be reasonably estimated. The Company regularly evaluates current information available to us to determine whether such accruals should be adjusted.

Income Taxes

The Company recognizes deferred tax assets (future tax benefits) and liabilities for the expected future tax consequences of temporary differences between the book carrying amounts and the tax basis of assets and liabilities. The deferred tax assets and liabilities represent the expected future tax return benefits or consequences of those differences, which are expected to be either deductible or taxable when the assets and liabilities are recovered or settled.

Recent Accounting Pronouncements

See Note 2 of the consolidated financial statements for discussion of Recent Accounting Pronouncements.

Off-Balance Sheet Arrangements

We are not currently a party to, or otherwise involved with, any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Recently Adopted Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This standard provides a single set of guidelines for revenue recognition to be used across all industries and requires additional disclosures. It is effective for annual and interim reporting periods beginning after December 15, 2017. We adopted this standard on January 1, 2018 and it did not have a material impact on our financial position or results of operations.

Purchase of Significant Equipment

We have not previously, nor do we intend to purchase any significant equipment during the next twelve months.

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Changes In and Disagreements with Accountants

During our two most recent fiscal years or any subsequent interim period, we have had no changes in or disagreements with our accountants.

Directors, Executive Officers, Promoters and Control Persons

The names, ages, and positions of the Company’s present executive officers and directors are set forth in the following table (1):

Name	Age	Positions
Gregory P. Lambrecht	57	Chairman of the Board/Chief Executive Officer (2)
William Ralston	31	Director/President
Corey Lambrecht	50	Chief Financial Officer (2)
Eric Lofdahl	57	Director/CTO
Venugopal Aravamudan	54	Director
Jeffrey Nomura	57	Director

_____________

(1) All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

(2) Gregory Lambrecht resigned as Chief Financial Officer of the Company on January 16, 2020. Corey Lambrecht was named Chief Financial Officer of the Company on January 16, 2020.

There are no agreements with respect to electing directors. Except as set forth below, none of the directors held any directorships during the past five years in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such act, or of any company registered as an investment company under the Investment Company Act of 1940. The Board of Directors has not adopted a Code of Ethics that applies to the registrant’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Director and Officer Biographical Information

Gregory P. Lambrecht – Chairman of the Board/Chief Executive Officer

As CEO and founder of the Company in 2006, Greg leads the Company in its mission. He oversees all company operations including investor relations, the leadership of the Board of Directors, and daily business activities. Greg has a successful track record of founding and leading start-up companies. Greg is a graduate of Western Washington University with a degree in Marketing and Communications.

William (‘Wil’) Ralston – Director/President

Wil Ralston became President of the Company in August 2017. Prior to this he was a vice president of sales for the Company from 2013 to 2015. From 2015 to 2017 he was a market developer for Porch.com. Wil graduated cum laude from the WP Carey School of Business at Arizona State University with a degree in Global Agribusiness.

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Corey Lambrecht – Chief Financial Officer

Corey Lambrecht became Chief Financial Officer of the Company on January 17, 2020. Corey Lambrecht is the nephew of Gregory P. Lambrecht (the Company’s Chief Executive Officer and a member of the Company’s Board of Directors). Corey Lambrecht is a 20+ year public company executive with broad experience in strategic acquisitions, corporate turnarounds, new business development, pioneering consumer products, corporate licensing, and interactive technology services in addition to holding public company executive roles with responsibilities including day-to-day business operations, management, raising capital, board communication and investor relations. He is a Certified Director from the UCLA Anderson Graduate School of Management accredited Directors program. Since 2007 he has been a Director of CUI Global, Inc. (NASDAQ: CUI) and has served multiple terms on the Audit Committee and currently serves as the Compensation Committee Chairman. Corey Lambrecht served on the Board of ORHub, Inc. (OTC: ORHB) from July 2016 through December 2019. He previously served as a Board Member for Lifestyle Wireless, Inc. which, in 2012 merged into the Company. In December 2011, he joined the Board of Guardian 8 Holdings, a leading non-lethal security product company, serving until early 2016. He most recently served as the President and Chief Operating Officer at Earth911 Inc., a subsidiary of Infinity Resources Holdings Company (OTC: IRHC) from January 2010 to July 2013.

Eric Lofdahl – Director/CTO

Eric Lofdahl joined the Company in 2013. He has over 30 years’ experience in the technology sector, including positions in software development, program management, complex system integration, and engineering process definition. Eric began his career at the Boeing Company, where he led a team that successfully developed advanced wireless and satellite data products based on commercial technology for the U.S. Air Force. Since 2007, Eric has been the owner of the Lofdahl Group (technology consulting company) and the owner of Text2Bid (mobile auction platform). Eric holds a Bachelor of Science degree in electrical engineering from Iowa State University.

Venugopal (‘Venu’) Aravamudan - Director

Venugopal (‘Venu’) Aravamudan is a seasoned software industry executive with over 25 years’ experience leading engineering, product management and marketing efforts at industry leading software companies. Venu worked at VMware between 2008-2014 as a Senior Director, leading efforts in business-critical applications, virtualized security and private cloud products and solutions. He was at Limelight Networks between 2014 and 2015 as a VP of engineering and product management, delivering a next generation cloud-based video delivery platform and General Manager at Amazon Web Services Relational Database Services between 2016-2017. Venu is currently a SVP & GM at F5 Networks Inc, where he is leading efforts to develop and launch a new cloud services business which is critical to long-term viability. Venu graduated with a Bachelors in Engineering from the Indian Institute of Technology and a Master’s of Science in Applied Mathematics from Rensselaer Polytechnic Institute.

Jeffrey (‘Jeff’) Nomura – Director

On December 20, 2018 Jeffrey Nomura was appointed as a member of the Board of Directors of the Singlepoint Inc. Mr. Nomura is a CPA with over 25 years’ experience as a CFO and Internal Audit Executive for two Fortune 150 companies in the fashion specialty retailer and international consumer products industries. Jeff also has deep experience in the non-profit sector as he has been an executive director as well as board member in several well-known non-profits based in the Seattle area.

36

Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any of the following events during the past ten years:

1.

any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.

being found by a court of competent jurisdiction in a civil action, the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.

being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.

being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Committees of the Board

In September 2019, the Board of Directors created an Audit Committee comprised of Eric Lofdahl, Venugopal Aravamudan, and Jeffrey Nomura. We do not currently have a standing nominating or compensation committee of the Board of Directors, or any committee performing similar functions. Our Board of Directors performs the functions of nominating and compensation committees.

Family Relationships

Except for Corey Lambrecht (CFO) being the nephew Greg Lambrecht (CEO), there are no other family relationships between or among any of our directors or executive officers.

37

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid to our Chief Executive Officer, Chief Financial Officer and those executive officers that earned in excess of $100,000 during the last two fiscal years ended December 31, 2019 and 2018 (collectively, the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position(4)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Gregory P. Lambrecht,	2019	$220,000	-	-	-	-	-	-	$220,000
CEO, former CFO, Director (1)	2018	$220,000	-	-	-	-	-	-	$220,000

William Ralston,	2019	$100,000	-						$100,000
President, Director (2)	2018	$100,000	-						$100,000

Eric Lofdahl,	2019	-	-	-	-	-	-	-	-
CTO, Director (3)	2018	-	-	-	-	-	-	-	-

________

(1) Does not include 100,000,000 and 75,000,000 shares of common stock issued for the conversion of preferred stock, and 3,000,000 and 3,000,000 shares of Class A Convertible Preferred Stock issued during the year ended December 31, 2019 and 2018, respectively. Includes salary due Mr. Lambrecht during 2019 which is owed by the Company to Mr. Lambrecht. Mr. Lambrecht advanced the Company funds during 2019 and 2018, with a balance due of $735,000 and $585,000 respectfully, plus accrued interest of $96,273 and $18,030 as of December 31, 2019 and 2018, respectively. These balances accrue interest at 12% beginning October 1, 2018, are unsecured and due on demand.

(2) Does not include 0 and 20,000,000 shares of common stock issued for the conversion of preferred stock, and 4,000,000 and 2,000,000 shares of Class A Convertible Preferred Stock issued during the year ended December 31, 2019 and 2018 respectively. Includes salary due Mr. Ralston during 2019 which is owed by the Company to Mr. Ralston.

(3) Does not include 1,000,000 and 1,000,000 shares of Class A Convertible Preferred Stock issued during the year ended December 31, 2019 and 2018, respectively.

(4) Does not include compensation of Corey Lambrecht, CFO of the Company since January 17, 2020.

38

Director Compensation

We issued an aggregate of 2,000,000 shares of Class A Convertible Preferred stock to two outside directors in 2019 and 1,000,000 shares of Class A Convertible Preferred stock to one outside director in 2018 for serving as directors of the Company.

Employment Agreements

Except for the following agreements, the Company does not have any written agreements with any of its executive officers. The following discussion is a summary of the material terms of the employment agreements and is subject to the full copy of the respective employment agreement (all capitalized terms not otherwise defined herein are defined in the respective employment agreement):

In May 2018 the Company entered into an employment agreement with Greg Lambrecht. The agreement provided that Mr. Lambrecht would serve as CEO and CFO of the Company for a term of three years at an annual salary of Two Hundred Twenty Thousand Dollars ($220,000), and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term (as defined in the agreement). If employment is terminated as a result of his death or Disability (as defined in the agreement), the Company shall pay, his Base Salary (as defined in the agreement) and any accrued but unpaid Bonus (as defined in the agreement) and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control (as defined in the agreement) or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iv) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (v) pay expense reimbursement amounts through the date of termination. All such Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Lambrecht shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Lambrecht for Good Reason (as defined in the agreement), or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 18 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), and (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

39

In May 2018 the Company entered into an employment agreement with Mr. Ralston. The agreement provided that Mr. Ralston would serve as President of the Company for a term of three years at an annual salary of One Hundred Thousand Dollars ($100,000), and an incentive bonus as determined by the board of directors. In addition, during the term the Company shall provide: an automobile allowance of Five Hundred Dollars ($500) Dollars per month, and health care reimbursement of One Thousand Dollars ($1,000) per month. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such Term (as defined in the agreement). If employment is terminated as a result of his death or Disability (as defined in the agreement), the Company shall pay, his Base Salary (as defined in the agreement) and any accrued but unpaid Bonus (as defined in the agreement) and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to two years of Base Salary (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event the Company does not have the cash flow to pay such amount within 30 days as set forth above, the Company may make such payments over 12 equal monthly installments. If employment is terminated by the Board of Directors of the Company for Cause (as defined in the agreement), then the Company shall pay his Base Salary through the date of his termination and there shall be no further entitlement to any other compensation or benefits from the Company. If employment is terminated by the Company (or its successor) upon the occurrence of a Change of Control (as defined in the agreement) or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to his Base Salary for a period of thirty six (36) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iii) pay the Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination. All Stock Options that have not vested as of the date of such termination shall be accelerated and deemed to have vested as of such termination date and shall remain exercisable for a period as outlined in the Company’s Stock Option program, and (v) Mr. Ralston shall be entitled to receive equivalent share issuances as any executive officer, management or director of the Company receives for a period of 36 months thereafter. If employment is terminated by Mr. Ralston for Good Reason (as defined in the agreement), or if this Agreement is not renewed, then the Company shall (i) pay a single lump sum cash payment within five business days of such termination equal to 18 times the then monthly Base Salary in effect regardless of when such termination occurs (provided, that in the event the Company does not have the cash flow to pay such amount within five business days as set forth above, the Company may make such payments over 12 equal monthly installments), (ii) pay Executive the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iii) pay Executive any expense reimbursement amounts owed, and payment for any unused vacation days, through the date of termination. All Stock Options that are scheduled to vest in the contract year of the date of such termination shall be accelerated and deemed to have vested as of the termination date. All Stock Options that have not vested (or deemed to have vested pursuant to the preceding sentence) shall be deemed expired, null and void. Any Stock Options that have vested as of the date of termination shall remain exercisable for a period as outlined in the Company’s Stock Option program.

On May 14, 2019, Direct Solar America, entered into an employment agreement with Pablo Diaz, to serve as Chief Executive Officer of Direct Solar America. The agreement provided for a two year term at an annual salary of One Hundred Twenty-Five Thousand Dollars ($125,000) per year (the “Base Salary”). If Mr. Diaz’s employment is terminated as a result of his death or Disability, Singlepoint Direct Solar shall pay, the Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to $75,000 (at the time his Death or Disability occurs) within 30 days of his Death or Disability. In the event Direct Solar America does not have the cash flow to pay such amount within 30 days as set forth above, Direct Solar America may make such payments over 12 equal monthly installments. If employment is terminated for Cause, then Direct Solar America shall pay the Base Salary through the date of termination. If employment is terminated by Direct Solar America upon the occurrence of a Change of Control or within six (6) months thereafter, Direct Solar America shall (i) continue to pay the Base Salary for a period of six (6) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iii) pay the Bonus he would have earned had he remained with Direct Solar America for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination. In the event this agreement is terminated for Cause by Direct Solar America, or Mr. Diaz resigns for no reason, Mr. Diaz waives all rights to distributions as a Member of Direct Solar America (as set forth in the Operating Agreement of Direct Solar America) for the sooner of two (2) years or until the Company receives two million dollars ($2,000,000) in distributions from Direct Solar America. After the sooner of two (2) years or until the Company receives two million dollars ($2,000,000) in distributions from Direct Solar America, Mr. Diaz shall be entitled to his proportion of the Company’s distributions.

On January 17, 2020, the Company entered into an employment agreement with Corey Lambrecht to serve as the Chief Financial Officer. The term is for a period of one year; salary is Eighty Thousand Dollars ($80,000.00) per year; if employment is terminated as a result of his death or Disability, the Company shall pay the Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to $40,000 (at the time his Death or Disability occurs) within 30 days of his Death or Disability; If employment is terminated by the Board for Cause, then the Company shall pay the Base Salary and Bonus earned through the date of his termination; If employment is terminated by the Company upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the Base Salary for a period of six (6) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iii) pay the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination.

40

Security Ownership of Certain Beneficial Owners and Management

The following tables set forth, as of June 1, 2020, certain information concerning the beneficial ownership of our capital stock, including our common stock, and Class A Convertible Preferred Stock, by:

•	each director;

•	each named executive officer;

•	all of our executive officers and directors as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of any class of our outstanding stock.

As of May 28, 2020, the Company had authorized 2,000,000,000 shares of common stock and 60,000,000 shares of Class A Convertible Preferred Stock. There were 1,803,070,015 shares of common stock and 52,600,000 shares of Class A Convertible Preferred Stock outstanding as of June 1, 2020. Each share of Class A Convertible Preferred Stock is convertible at any time into 25 shares of common stock, and votes with the shares of Common Stock and is entitled to 50 votes per share.

Beneficial ownership is determined in accordance with the rules of the SEC and includes general voting power and/or investment power with respect to securities. Shares of common stock issuable upon exercise of options or warrants that are currently exercisable or exercisable within 60 days of the record date, and shares of common stock issuable upon conversion of other securities currently convertible or convertible within 60 days, are deemed outstanding for computing the beneficial ownership percentage of the person holding such securities but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Under the applicable SEC rules, each person’s beneficial ownership is calculated by dividing the total number of shares with respect to which they possess beneficial ownership by the total number of outstanding shares. In any case where an individual has beneficial ownership over securities that are not outstanding but are issuable upon the exercise of options or warrants or similar rights within the next 60 days, that same number of shares is added to the denominator in the calculation described above.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Percent of Class
Class A Convertible Preferred Stock	Govindan Gowrishankar (1)	2,000,000	3.8%

___________

(1) Mr. Gowrishankar served on the Board of Directors of the Company from December 2011 until May 2017.

41

Security Ownership of Management

Title of Class	Name and Address of Beneficial Owner (1)	Amount and nature of beneficial ownership	Percent of Class
Common Stock	Gregory P. Lambrecht	26,070,309	1.4%
	Eric Lofdahl	15,286,498	*
	Venugopal Aravamudan	25,030,000	1.4%
	William Ralston	40,000,000	2.2%
	Jeffrey Nomura	-	-
	Corey Lambrecht	25,050,000	1.4%
	Executive Officers and Directors as a Group	131,436,807	7.3%

Class A Convertible Preferred Stock	Gregory P. Lambrecht	30,050,000	58.2%
	Corey Lambrecht	-	-
	Eric Lofdahl (2)	10,350,000	20.1%
	Venugopal Aravamudan	1,000,000	1.9%
	William Ralston	7,200,000	14%
	Jeffrey Nomura	1,000,000	1.9%
	Executive Officers and Directors as a Group	49,600,000	94.3%

________

* Less than 1%.

(1) The address for the above individuals is c/o Singlepoint Inc. 2999 N. 44th St. Suite 530 Phoenix, Arizona 85018.

(2) Includes 6,100,000 shares of Class A Preferred Stock held in an entity controlled by Mr. Lofdahl.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND

DIRECTOR INDEPENDENCE

Transactions with Related Persons

Except as set out below, since the beginning of the Company’s last fiscal year, there have been no transactions, or currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following people had or will have a direct or indirect material interest:

•	Any director or executive officer of the Company;

•	Any immediate family member of a director or executive officer of the Company; and

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;

Employment Agreements

The Company has entered into several employment agreements as set forth under the Section entitled “Employment Agreements” above.

42

Advances from Officer

The Company’s CEO advanced the Company funds during 2019 and 2018, with a balance due of $735,000 and $585,000 respectfully, plus accrued interest of $96,273 and $18,030 as of December 31, 2019 and 2018, respectively. These balances accrue interest at 12% beginning on October 1, 2018, are unsecured and due on demand.

Stock Issuances to Officers

On May 31, 2019, the Company issued a total of 10,000,000 shares of Class A Stock to directors for compensation resulting in compensation expense of $3,100,000.

On December 31, 2018, the Company issued 6,000,000 shares of the Company’s Class A Stock with a value of $1,784,400 to directors for services.

On September 12, 2018, the Company issued 1,000,000 shares of the Company’s Class A Stock with a value of $710,000 to a director for services.

Director Independence

The Company has two independent directors. All other directors are executive officers of the Company or have received compensation for their board service.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful. Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Amended Bylaws provides that the Company shall indemnify its directors and officers from and against any liability arising out of their service as a director or officer of the Corporation or any subsidiary or affiliate of which they serve as an officer or director at the request of the Corporation to the fullest extent not prohibited by NRS Chapter 78.

43

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Singlepoint Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Singlepoint Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2019 and 2018, and the results of its consolidated operations and its consolidated cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations since inception and expects to continue to generate operating losses and negative cash flows for the foreseeable future. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 31, 2020

We have served as the Company’s auditor since 2017.

F-2

SINGLEPOINT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash	$110,128	$68,781
Accounts receivable	49,228	5,979
Prepaid expenses	24,427	8,938
Inventory	74,663	157

Total Current Assets	258,446	83,855

NON-CURRENT ASSETS:
Property, net (Note 5)	136,931	-
Investment, at cost (Note 3)	60,000	60,000
Goodwill (Note 3)	1,966,340	-
Total Assets	$2,421,717	$143,855

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
CURRENT LIABILITIES:
Accounts payable, including related party (Note 8)	$167,939	$146,635
Accrued expenses, including accrued officer salaries (Note8)	843,136	1,345,567
Current portion of convertible notes payable, net of debt discount (Note 4)	2,070,898	156,853
Capital lease obligations, current portion (Note 5)	58,738	-
Advances from related party (Note 8)	878,515	645,788
Derivative liability	2,813,150	2,215,376
Total Current Liabilities	6,832,376	4,510,219

LONG-TERM LIABILITIES:
Convertible notes payable, net of current portion (Note 4)	-	500,000
Capital lease obligations, net of current portion (Note 5)	98,881	-

Total Liabilities	6,931,257	5,010,219

Commitments and Contingencies (Note 9)

STOCKHOLDERS' DEFICIT

Undesignated preferred stock, par value $0.0001; 40,000,000 shares authorized; no shares issued and outstanding	-	-

Class A convertible preferred stock, par value $0.0001; 60,000,000 shares authorized; 54,200,000 and 50,950,000 shares issued and outstanding
as of December 31, 2019 and 2018, respectively	5,420	5,095

Common stock, par value $0.0001; 5,000,000,000 shares authorized;
1,698,279,820 and 1,236,319,023 shares issued and outstanding
as of December 31, 2019 and 2018, respectively	169,828	123,632

Additional paid-in capital	72,210,393	63,940,510
Accumulated deficit	(76,752,170)	(68,846,438)
Total Singlepoint Inc. stockholders' deficit	(4,366,529)	(4,777,201)
Non-controlling interest	(143,011)	(89,163)
Total Stockholders' Deficit	(4,509,540)	(4,866,364)
Total Liabilities and Stockholders' Deficit	$2,421,717	$143,855

The accompanying notes are an integral part of these consolidated financial statements.

F-3

SINGLEPOINT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2019	December 31, 2018

REVENUE	$3,343,833	$1,154,671

Cost of Revenue	2,353,056	886,872

Gross profit	990,777	267,799

OPERATING EXPENSES:
Consulting fees	583,350	1,033,079
Professional and legal fees	293,269	224,401
Investor relations	168,177	340,188
General and administrative	5,410,440	3,670,475
Impairment of goodwill	-	762,985

Operating expenses	6,455,236	6,031,128

LOSS FROM OPERATIONS	(5,464,459)	(5,763,329)

OTHER INCOME (EXPENSE):
Interest expense	(393,611)	(158,860)
Amortization of debt discounts	(1,662,068)	(650,672)
Loss on change in fair value of investments	-	(346,000)
Loss on change in fair value of derivative liability	(604,289)	(1,187,048)
Gain on disposal of subsidiary	55,694	-

Other income (expense)	(2,604,274)	(2,342,580)

LOSS BEFORE INCOME TAXES	(8,068,733)	(8,105,909)

Income taxes	-	-

NET LOSS	(8,068,733)	(8,105,909)

Loss attributable to non-controlling interests	163,001	57,359

NET LOSS ATTRIBUTABLE TO SINGLEPOINT INC. STOCKHOLDERS	$(7,905,732)	$(8,048,550)

Net loss per share - basic	$(0.01)	$(0.01)

Weighted average number of common shares outstanding - basic	1,504,104,112	1,135,490,624

The accompanying notes are an integral part of these consolidated financial statements.

F-4

SINGLEPOINT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2019 and 2018

	Preferred Stock Par Value $0.0001 Number of		Common Stock Par Value $0.0001 Number of		Additional paid-in	Accumulated	Non- controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit

Balance, December 31, 2017	47,750,000	$4,775	935,585,925	$93,559	$59,951,381	$(60,797,888)	$(31,804)	$(779,977)

Issuance of common shares for services			600,000	60	38,460			38,520
Issuance of common shares for acquisition			6,979,167	698	215,656			216,354
Issuance of common shares for principal and accrued interest on convertible notes			198,153,931	19,815	733,673			753,488
Issuance of preferred shares for services	7,000,000	700			2,494,300			2,495,000
Conversion of preferred shares	(3,800,000)	(380)	95,000,000	9,500	(9,120)			-
Warrants issued with convertible notes payable								-
Resolution of derivative liability due to debt conversion					516,160			516,160
								-
Net loss						(8,048,550)	(57,359)	(8,105,909)

Balance, December 31, 2018	50,950,000	$5,095	1,236,319,023	$123,632	$63,940,510	$(68,846,438)	$(89,163)	$(4,866,364)

Issuance of common shares for services			26,983,333	2,698	371,352			374,050
Issuance of common shares for services previously accrued			8,000,000	800	799,200			800,000
Issuance of common shares for acquisition			156,058,751	15,606	1,950,735			1,966,341
Issuance of common shares for principal and accrued interest on convertible notes			135,418,713	13,542	555,958			569,500
Issuance of preferred shares for services	10,000,000	1,000			3,099,000			3,100,000
Conversion of preferred shares	(6,750,000)	(675)	135,500,000	13,550	(12,875)			-
Settlement of derivative liability due to debt conversion					1,506,513			1,506,513
Disposal of subsidiary							109,153	109,153

Net loss						(7,905,732)	(163,001)	(8,068,733)

Balance, December 31, 2019	54,200,000	$5,420	1,698,279,820	$169,828	$72,210,393	$(76,752,170)	$(143,011)	$(4,509,540)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

SINGLEPOINT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Years Ended
	December 31, 2019	December 31, 2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Singlepoint, Inc. stockholders	$(7,905,732)	$(8,048,550)

Adjustments to reconcile net loss to net cash used in operating activities
Loss attributable to non-controlling interests	(163,001)	(57,359)
Gain on disposal of subsidiary	(55,694)	-
Common stock issued for services	1,174,050	38,520
Changes in fair value of investments	-	346,000
Depreciation	44,762	3,547
Amortization of debt discounts	1,662,068	650,672
(Gain) loss on change in fair value of derivatives	604,289	1,187,048
(Gain) loss on debt settlement	-	(5,632)
Preferred stock issued for services	3,100,000	2,495,000
Changes in operating assets and liabilities:
Accounts receivable	(43,249)	(5,979)
Prepaid expenses	(15,489)	(8,553)
Inventory	(74,506)	15,198
Other assets	-	123
Accounts payable	21,304	4,240
Accrued expenses	(136,492)	982,312

NET CASH USED IN OPERATING ACTIVITIES	(1,787,690)	(1,640,428)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for investment	-	(60,000)
Cash paid for acquisition of subsidiaries	-	(150,000)

NET CASH USED IN INVESTING ACTIVITIES	-	(210,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes receivable - related party	-	4,225
Proceeds from advances from related party	168,445	560,000
Payments on advances to related party	(13,961)	(35,094)
Payments on notes payable to related party	-	(25,000)
Payments on convertible notes payable	(37,352)	-
Payments on capital lease obligations	(38,095)	-
Proceeds from issuance of convertible notes	1,750,000	500,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,829,037	1,004,131

NET CHANGE IN CASH	41,347	(846,297)

Cash at beginning of period	68,781	915,078

Cash at end of period	$110,128	$68,781

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$52,648	$-
Income tax paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for accrued interest	$108,828	$171,237
Common stock issued to acquire subsidiaries	$1,966,341	$216,354
Original issue discount from issuance of notes payable	$175,000	$70,000
Common stock issued for conversion of debt and accrued interest	$569,500	$582,251
Recognition of debt discount attributable to derivative liability	$1,500,000	$1,219,714
Derivative liability settlements	$1,506,513	$516,160
Conversion of preferred stock to common stock	$13,550	$9,500
Issuance of common stock previously accrued	$800,000	$-
Derivative liability recognized from convertible debt	$1,954,759	$3,306,671
Day one recognition of ROU asset and lease liability	$181,692	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-6

SINGLEPOINT INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Corporate History

Carbon Credits International Inc. (“CCII”), which was formed on October 15, 2007 as a Nevada corporation, was the result of a spin off from Carbon Credits Industries, Inc. (“CCI”), its former parent issuer, on October 17, 2007. On December 23, 2011, CCII entered into a merger agreement with Lifestyle Wireless, Inc. (“LWI”), a Washington Corporation, with CCII remaining as the surviving company. The effective date of the merger was January 10, 2012. On July 1, 2013, CCII changed its name to Singlepoint Inc. (“Singlepoint” or “the Company”). On May 14, 2019, the Company established a subsidiary, Singlepoint Direct Solar LLC (“SDS”), completing the acquisition of certain assets of Direct Solar LLC and AI Live Transfers LLC (See Note 3). The Company owns Fifty One Percent (51%) of the membership interests of SDS.

Business

The Company looks to acquire businesses and build brands based on technology solutions we believe will increase efficiencies across various markets. We strive to create long-term value for our shareholders by helping our partner companies to increase their market penetration, grow revenue and improve cash flow. We currently have three subsidiaries, Singlepoint Direct Solar LLC (“SDS”, 51% interest), Discount Indoor Garden Supply, Inc. (“DIGS”, 90% interest), and ShieldSaver, LLC (“ShieldSaver”, 51% interest).

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As of December 31, 2019, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s businesses and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The consolidated financial statements include the accounts of Singlepoint, DIGS and JAG as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 (with JAG dissolved on July 26, 2019), the accounts of ShieldSaver as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and the period from August 31, 2018 (acquisition date) through September 30, 2018, and the accounts of SDS as of December 31, 2019 and the period from May 14, 2019 through December 31, 2019. All significant intercompany transactions have been eliminated in consolidation.

F-7

Revenues

It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 606 “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures. In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company’s policy is to record revenue when control of the goods transfers to the customer.

Revenue Sharing

In addition to selling the Company’s products to customers, the Company recognizes revenues by sharing commissions with Independent Sales Organizations as an agent on a net basis.

These revenues do not comprise a material amount of the Company’s net sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of ninety days or less at the time of purchase to be cash equivalents. The Company maintains deposits in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company had no deposits in excess of amounts insured by the FDIC as of December 31, 2019.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with the Accounting Standards Committee (“ASC”) 815 “Derivatives and Hedging”. It provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative financial instrument, the instrument is marked to fair value at the conversion date and is reclassified to equity. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of notes redemption.

Income Taxes

The Company accounts for its income taxes in accordance with ASC 740 “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

F-8

Earnings (loss) Per Common Share

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the ASC 260-10, “Earnings per Share”. Common stock equivalents are not used in the computation of loss per share, as their effect would be antidilutive. Diluted EPS includes the effect from potential issuance of common stock, including stock issuable pursuant to the assumed exercise of warrants and conversion of convertible notes and Class A Preferred Stock. Dilutive EPS is computed by dividing net income (loss) by the sum of the weighted average number of common stock outstanding, and the dilutive shares.

The following table summarizes the number of shares of common stock issuable pursuant to our convertible securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive even though the exercise price could be less than the average market price of the common shares:

	Year Ended	Year Ended
	December 31,	December 31,
	2019	2018

Series A Preferred Stock	1,355,000,000	1,273,750,000
Convertible notes	603,436,155	281,787,716
Warrants	10,000,000	10,000,000
Potentially dilutive securities	1,968,436,155	1,565,537,716

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Fair Value Measurements

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, which includes goodwill and intangible assets. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in accessible active markets.

Level 2 - Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect a company’s own assumptions about the inputs that market participants would use.

The Company’s financial instruments consist of cash, accounts receivable, investments, accounts payable, convertible notes payable, advances from related parties, and derivative liabilities. The estimated fair value of cash, accounts receivable, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

Certain non-financial assets are measured at fair value on a nonrecurring basis. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic impairment tests.

F-9

The Company’s derivative liabilities have been valued as Level 3 instruments.

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – December 31, 2018	$–	$–	$2,215,376	$2,215,376

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – December 31, 2019	$–	$–	$2,813,150	$2,813,150

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2018 and December 31, 2019:

Derivative Liability
Balance, December 31, 2018	2,215,376
Additions recognized as debt discount	1,500,000
Derivative liability settlements	(1,506,515)
Mark-to-market at December 31, 2019	604,289
Balance, December 31, 2019	$2,813,150

Net loss for the year included in earnings relating to the liabilities held at December 31, 2019	$604,289

Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement are dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease are disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for our interim and annual periods beginning January 1, 2019 and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We adopted this standard on January 1, 2019. The adoption of this standard resulted in a charge of approximately $14,000 to general and administrative expense for the year ended December 31, 2019.

There were various other accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows. Management has evaluated these new pronouncements through December 31, 2019.

Reclassification of Prior Year Presentation

Certain prior year amounts have been reclassified for consistency with the current year presentation. These reclassifications had no effect on the reported results of operations or cash flows.

Subsequent Events

Other than the events described in Note 13, there were no subsequent events that required recognition or disclosure. The Company evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission.

F-10

NOTE 3 – INVESTMENTS, ACQUISITIONS AND GOODWILL

Investments

The Company records its investments using the cost method. If cost exceeds fair value, an impairment loss is recognized unless the impairment is considered temporary.

The Company had total investments of $60,000 as of December 31, 2019 and 2018, respectively.

Intangible Asset

On August 31, 2017, the Company issued 5,000,000 shares of the Company’s common stock with a fair value of approximately $346,000 in exchange for 1,000,000 WEED tokens, a digital crypto currency, which is reflected as an intangible asset on the accompanying balance sheet at $0 and $0 as of December 31, 2019 and 2018, respectively.

The Company periodically reviews the carrying value of intangible assets not subject to amortization to determine whether impairment may exist. Intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the market for digital crypto currency, or other factors. Specifically, a comparison of our crypto currency to published market rates is used to identify potential impairment. The Company performed this evaluation of our intangible asset as of December 31, 2018 and determined impairment in full of $346,000 was necessary, primarily as a result of recent uncertainties in the crypto currency markets.

2019 Asset Acquisition – Direct Solar LLC/ AI Live Transfers LLC

On May 14, 2019, the Company, via the formation of SDS, completed the acquisition of certain assets of Direct Solar LLC and AI Live Transfers LLC (the “Acquired Assets”). The Company owns Fifty One Percent (51%) of the membership interests of SDS. In connection with the acquisition of these assets the Company issued an aggregate of 156,058,751 shares of common stock. The Company agreed that it shall reinvest into SDS its portion of distributions of Net Cash Flow (as defined in the Operating Agreement of SDS), if any, up to Two Hundred and Fifty Thousand ($250,000) Dollars per quarter, up to a total of Seven Hundred and Fifty Thousand ($750,000) Dollars.

The total value of common stock issued for the purchase of the Acquired Assets was $1,966,340 on the issuance date and was allocated to goodwill based on the workforce acquired. The total purchase price for the Acquired Assets was allocated as follows:

Goodwill	$1,966,340
Current assets	-
Current liabilities	-
Total net assets acquired	$1,966,340
The purchase price consists of the following:
Cash	-
Common Stock	1,966,340
Total purchase price	$1,966,340

Total revenue of $2,031,743, net loss of $239,534, and contributed net loss of $122,162 after non-controlling interest related to SDS from the acquisition date of May 14, 2019 through December 31, 2019 is included in the Company’s accompanying consolidated statement of operations.

F-11

ShieldSaver, LLC

On August 31, 2018, the Company acquired a 51% equity stake in ShieldSaver, LLC for $170,000 cash and 6,979,167 shares of the Company’s common stock valued at $216,354. As of December 31, 2018, the total purchase price for ShieldSaver, LLC was allocated as follows:

Goodwill	$400,724
Current assets	19,934
Current liabilities	(34,304)
Total net assets acquired	$386,354
The purchase price consists of the following:
Cash	170,000
Common Stock	216,354
Total purchase price	$386,354

The 2018 acquisition of ShieldSaver LLC contributed approximately $11,000 of revenue and $3,000 of net loss for the year ended December 31, 2018.

Goodwill

The following table presents details of the Company’s goodwill as of December 31, 2019 and December 31, 2018:

	ShieldSaver	JAG	SDS	Total
Balances at December 31, 2017:	$-	$362,261	$-	$362,261
Aggregate goodwill acquired	400,724	-	-	400,724
Impairment losses	(400,724)	(362,261)	-	(762,985)
Balances at December 31, 2018:	-	-	-	-
Aggregate goodwill acquired	-	-	1,966,340	1,966,340
Impairment losses	-	-	-	-
Balances at December 31, 2019:	$-	$-	$1,966,340	$1,966,340

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, a goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units.

The Company used the discounted cash flow method for the impairment testing as of December 31, 2018. The Company performed discounted cash flow analysis projected over five years to estimate the fair value of the reporting unit, using management’s best judgement as to revenue growth rates and expense projections. This analysis indicated cash flows (and discounted cash flows) less than the book value of goodwill. This analysis factored the recent reduction in revenue and projected revenue compared to the Company’s initial projections. The Company determined these were indicators of impairment in goodwill during the year ended December 31, 2018 and impaired the goodwill by $762,985. The Company determined these were indicators of impairment to the value of goodwill related to ShieldSaver and JAG and recorded an impairment of goodwill in full of $762,985 at December 31, 2018.

The goodwill as of December 31, 2019 is provisional pending the finalization of the fair valuation of acquired assets.

F-12

Proforma Information (unaudited)

SDS

The following unaudited pro forma information presents the consolidated results of the Company’s operations and the results of the acquisition of the Acquired Assets as if the May 14, 2019 acquisition had been consummated on January 1, 2019. Such unaudited pro forma information is based on historical unaudited financial information with respect to the Acquired Assets acquisition and does not include operational or other charges which might have been affected by the Company. The unaudited pro forma information for the years ended December 31, 2019 presented below is for illustrative purposes only and is not necessarily indicative of the results which would have been achieved or results which may be achieved in the future:

Year Ended December 31,
2019
Net revenue	$4,098,382
Net loss	$(8,125,411)

ShieldSaver

The following unaudited pro forma information presents the consolidated results of the Company’s operations and the results of the 2018 acquisition as if the 2018 acquisition of ShieldSaver had been consummated on January 1, 2018. Such unaudited pro forma information is based on historical unaudited financial information with respect to the 2018 acquisition and does not include operational or other charges which might have been affected by the Company. The unaudited pro forma information for the year ended December 31, 2018 presented below is for illustrative purposes only and is not necessarily indicative of the results which would have been achieved or results which may be achieved in the future:

Year Ended December 31,
2018
Net revenue	$1,156,072
Net loss	$(8,125,956)

F-13

NOTE 4 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	December 31, 2019	December 31, 2018

Convertible note payable with an accredited investor dated October 31, 2017, with interest at 0%, due October 31, 2017, convertible at $0.007 per share. This note is currently in default.	10,500	10,500

Convertible note payable to investor (the “CVP Note”) dated October 10, 2017, with interest at 10%, an Original Issue Discount (“OID”) of $70,000, due October 6, 2019, convertible into shares of the Company’s common stock at a discount of 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The CVP Note provides for additional tranches of a maximum of $3,970,000, which includes OID of 10%. The note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share. The CVP Note is secured by substantially all assets of the Company. The investor converted a total of $444,500 of principal and accrued interest of this note into 105,875,646 shares of the Company’s common stock during the years ended December 31, 2019. Additionally, the Company repaid $40,000 of this note during the years ended December 31, 2019. This note was repaid in full on March 17, 2020.

	100,235	547,749

Convertible note payable to investor (the “UAHC Note”) dated October 10, 2017, with interest at 10%, an OID of $70,000, due October 6, 2019, convertible into shares of the Company’s common stock at a discount of 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The UAHC Note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share. The UAHC Note is secured by substantially all assets of the Company. The investor converted a total of $125,000 of principal and accrued interest of this note into 29,543,067 shares of the Company’s common stock during the years ended December 31, 2019. Additionally, the Company repaid $50,000 of this note during the years ended December 31, 2019. This note is currently in default.

	619,490	670,000

Convertible note payable, to investor (the “Iliad Note”) dated November 5, 2018 totaling $500,000, plus OID of $225,000 and legal fees of $20,000. The Iliad Note bears interest at 10% and matures on November 5, 2020. Total available under note is $5,520,000, including $500,000 OID (and $20,000 in legal fees taken on first $500,000 tranche). The Iliad Note is convertible into shares of the Company’s common stock after 180 days at a discount of 35% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The Company borrowed $1,925,000 (including OID of $175,000) under this note during the years ended December 31, 2019. The Iliad Note is secured by substantially all assets of the Company.

	2,495,000	570,000

Total convertible notes payable	3,225,225	1,798,249
Less debt discounts	(1,154,327)	(1,141,396)
Convertible notes payable, net	2,070,898	656,853
Less current portion of convertible notes, net	(2,070,898)	(156,853)
Long-term convertible notes payable, net	$-	$500,000

Aggregate maturities of long-term debt as of December 31, 2019 are due in future years as follows:

2020	$2,070,898
$2,070,898

Total amortization of debt discounts was $1,662,068 and $650,672 for the years ended December 31, 2019 and 2018, respectively. Accrued interest on the above notes payable totaled $227,352 and $96,100 as of December 31, 2019 and 2018, respectively. Interest expense for the above notes payable for the years ended December 31, 2019 and 2018 was $300,168 and $140,830, respectively.

F-14

NOTE 5 – OBLIGATIONS UNDER CAPITAL LEASE

The Company leases approximately 1,400 square feet of office space at 2999 North 44th Street, Phoenix, Arizona 85018 at a monthly rent of $3,270 through January 31, 2023 at a monthly base rent of $3,618, increasing to $3,688 and $3,758 per month during the second and third year of the lease, respectively.

On July 2, 2019, the Company executed a lease agreement for an industrial building space in California for 24 months at base rent of $2,400 per month through June 30, 2021.

The above leases are classified as capital leases under ASC 842 which the Company adopted in 2019. The following is a summary of property held under these capital leases at December 31, 2019 and 2018:

	December 31,	December 31,
	2019	2018

Office and warehouse facilities	$224,037	$-
Accumulated amortization	(87,106)	-

Total	$136,931	$-

Future maturities of obligations under capital leases are as follows:

Years Ending December 31,
2020	$71,872
2021	58,585
2022	45,020
2023	3,758

Total minimum lease payments	179,235
Amounts representing interest	(21,616)
$157,619

NOTE 6 - DERIVATIVE LIABILITY

Derivative Liability- Debt

The fair value of the described embedded derivative on all convertible debt was valued at $2,813,150 and $2,215,376 at December 31, 2019 and 2018, respectively, which was determined using the Black Scholes Pricing Model with the following assumptions:

Dividend yield:	0%
Term	0 – 2.0 year
Volatility	107.0%–133.0%
Risk free rate:	1.54–2.60%

For the years ended December 31, 2019 and 2018, the Company adjusted the recorded fair value of the derivative liability on debt to market resulting in non-cash, non-operating loss of $604,289 and $1,187,048 for the years ended December 31, 2019 and 2018, respectively.

Note 2 contains a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2019.

F-15

NOTE 7 - STOCKHOLDERS’ DEFICIT

Class A Convertible Preferred Shares

As of December 31, 2019 and 2018, the Company had authorized 100,000,000 and 60,000,000 shares, respectively, of preferred stock, $0.0001 per value per share, of which 60,000,000 shares are designated as Series A Convertible Preferred Stock (“Class A Stock”) with $0.0001 par value per share, of which 54,200,000 and 50,950,000 shares were issued and outstanding as of December 31, 2019 and 2018, respectively. As of December 31, 2019, a total of 40,000,000 shares of preferred stock remain undesignated and unissued.

Each share of Class A Stock is convertible at any time into 25 shares of common stock, totaling 1,355,000,000 shares of common stock assuming full conversion of all outstanding shares. No dividends are payable unless declared by the Board of Directors. Each share of Class A Stock votes with the shares of Common Stock and is entitled to 50 votes per share and ranks senior to all other classes of stock in liquidation in the amount of $1 per share.

Shares issued during the years ended December 31, 2019

On January 3, 2019, the Company issued 10,500,000, shares of common stock to a former director for the conversion of 1,750,000 shares of Class A Stock.

On May 23, 2019, the Company issued 100,000,000 shares of common stock to the Company’s CEO for the conversion of 4,000,000 shares of Class A Stock.

On May 31, 2019, the Company issued a total of 10,000,000 shares of Class A Stock to directors for compensation resulting in compensation expense of $3,100,000.

On July 22, 2019 and August 2, 2019, the Company issued an aggregate of 25,000,000 shares of common stock to a director of the Company for the conversion of an aggregate of 1,000,000 shares of Class A Stock.

Shares issued during the years ended December 31, 2018

On January 8, 2018, the Company’s CEO converted 3,000,000 shares of the Company’s Class A Stock into 75,000,000 shares of the Company’s common stock.

On January 31, 2018, the Company’s president converted 800,000 shares of the Company’s Class A Stock into 20,000,000 shares of the Company’s common stock.

On September 12, 2018, the Company issued 1,000,000 shares of the Company’s Class A Stock with a value of $710,000 to a director for services.

On December 31, 2018, the Company issued 6,000,000 shares of the Company’s Class A Stock with a value of $1,784,400 to directors for services.

F-16

Common Shares

As of December 31, 2019, the Company’s authorized common stock was 5,000,000,000 and 2,000,000,000 shares, respectively, at $0.0001 par value per share, with 1,698,279,820 and 1,236,319,023 shares issued and outstanding as of December 31, 2019 and 2018, respectively.

Shares issued during the year ended December 31, 2019

During the years ended December 31, 2019, the Company issued an aggregate of 135,418,713 shares of common stock to two investors for the conversion of a total of $469,500 of convertible debt and accrued interest.

On March 1, 2019, the Company issued an aggregate of 8,000,000 shares of common stock to a consultant for consulting services at a price of $0.10 per share. The fair value of these shares of $800,000 was included in accrued expenses as of December 31, 2018 and in consulting fees for the year ended December 31, 2018.

On May 16, 2019, the Company issued an aggregate of 156,058,751 shares related the acquisition of the Acquired Assets at a price of $0.0126 per share (See Note 3).

In August and September 2019, the Company issued an aggregate of 23,483,333 shares of common stock to consultants for services at prices ranging from $0.0130 to $0.0184 per share with an aggregate value of $324,050.

In October 2019, the Company issued 3,500,000 shares of common stock to consultants for services at a price of $0.0143 per share with an aggregate value of $50,000.

Shares issued during the Year ended December 31, 2018

On February 15, 2018, a convertible note holder converted $110,000 of convertible debt (the “SB Notes”) into 55,000,000 shares of the Company’s common stock at a price of $0.002 per share.

On February 22, 2018, the Company issued 25,000,000 shares of the Company’s common stock to Corey Lambrecht, a related party noteholder, for conversion of $50,000 of notes purchased from Stockbridge Enterprises, L.P. (the “SB Notes”), at a price of $0.002 per share.

On March 7, 2018, the Company issued 600,000 shares of the Company’s common stock to a consultant for services.

On March 12, 2018, the Company issued 25,000,000 shares of the Company’s common stock to a noteholder for conversion of $50,000 of the SB Notes, at a price of $0.002 per share.

On April 3, 2018, the Company issued 1,428,571 shares of the Company’s common stock to a noteholder for conversion of a convertible note payable at a price of $0.007 per share.

On July 2, 2018, the Company issued 23,372,000 shares of the Company’s common stock to a noteholder to for $46,744 of accrued interest.

On August 31, 2018, the Company issued 6,979,167 shares of the Company’s common stock with a value of $216,354 for an equity interest in ShieldSaver.

In October 2018, the Company issued 9,664,637 shares of common stock to a noteholder for the conversion of $100,000 of debt.

In November 2018, the Company issued 10,316,723 shares of common stock to a noteholder for the conversion of $100,000 of debt.

In December 2018, the Company issued 23,372,000 shares of common stock to a noteholder for the conversion of $46,744 of accrued interest.

In December 2018, the Company issued 25,000,000 shares of common stock to a noteholder for the conversion of $250,000 of debt.

F-17

NOTE 8 - RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

As of December 31, 2019 and 2018, a total of $588,611 and $349,000, respectively, was accrued for unpaid officer wages due the Company’s CEO and President under their respective employment agreements.

Other

As of December 31, 2019 and 2018, a total of $16,619 and $22,574 was due our CEO and our President and is included in accounts payable.

As of December 31, 2019 and 2018, a total of $2,892 was due the founder of DIGS and is included in accounts payable.

The Company’s CEO advanced the Company funds during 2019 and 2018, with a balance due of $735,000 and $585,000 respectively, plus accrued interest of $96,273 and $18,030 as of December 31, 2019 and 2018, respectively. These balances accrue interest at 12% beginning on October 1, 2018, are unsecured and due on demand. Total interest expense on the advances totaled $78,243 and $18,030 for the years ended December 31, 2019 and 2018, respectively.

As of December 31, 2019 and 2018, a total of $15,222 and $10,738, respectively, was due to the founder of DIGS for advances to DIGS.

As of December 31, 2019 and 2018, a total of $32,020 was due to an entity owned by the founder of ShieldSaver for advances to ShieldSaver prior to the Company’s acquisition of ShieldSaver on August 31, 2018. The founder of ShieldSaver is also the founder of JAG and is a related party.

DIGS previously sub-leased space on a month-to-month basis from an entity controlled by the founder of DIGS. Total payments related to this sub-lease for the years ended December 31, 2019 and 2018 were $0 and $11,375, respectively.

In March 2020, the board of directors authorized the conversion of amounts payable to the Company’s officers to the Company’s common stock. The amounts are convertible at the option of the officer at a conversion price of $0.01 per share.

See Note 7 for related party share issuances to directors and other related parties of the Company.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

In May 2018 the Company entered into an employment agreement with Mr. Lambrecht. The agreement provided that Mr. Lambrecht would serve as CEO and CFO of the Company for a term of three years at an annual salary of Two Hundred Twenty Thousand Dollars ($220,000), and an incentive bonus as determined by the board of directors. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

In May 2018 the Company entered into an employment agreement with Mr. Ralston. The agreement provided that Mr. Ralston would serve as President of the Company for a term of three years at an annual salary of One Hundred Thousand Dollars ($100,000), and an incentive bonus as determined by the board of directors. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

F-18

NOTE 10 - REVENUE CLASSES AND CONCENTRATIONS

Selected financial information for the Company’s operating revenue for disaggregated revenue purposes are as follows:

	Years Ended December 31,	Years Ended December 31,
	2019	2018

Retail	$158,903	$191,135
Distribution	521,013	-
Services	2,663,917	963,536
Total	$3,343,833	$1,154,671

One customer comprised approximately 13% of the Company’s revenue for year ended December 31, 2019. Two customers represented approximately 70% and 17%, respectively, of the Company’s accounts receivable balance as of December 31, 2019. There were no significant concentrations as of and for the year ended December 31, 2018.

NOTE 11 – DISPOSAL OF SUBSIDIARY

On July 26, 2019 a Statement of Dissolution was filed with the Colorado Secretary of State dissolving JAG as a result of the Company’s strategic shift away from the glass installation services market. The dissolution resulted in a gain on disposal of subsidiary $55,694 and the elimination of JAG’s 49% non-controlling interest of $109,153 during the year ended December 31, 2019.

NOTE 12 – INCOME TAXES

The components of income tax expense for the years ended December 31, 2019 and 2018 consist of the following:

	2019	2018
Federal tax statutory rate	21.0%	21.0%
Permanent differences	(11.6)%	(13.2)%
Valuation allowance	(9.4)%	(7.8)%
Effective rate	0%	0%

Significant components of the Company’s estimated deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

	2019	2018
Deferred tax assets:
Net operating loss carryforwards	$1,238,000	$1,003,000
Temporary differences	1,334,000	1,113,000

Total deferred tax asset	2,572,000	2,116,000

Valuation allowance	(2,572,000)	(2,116,000)

The Company has net operating losses (“NOLs”) as of December 31, 2019 of approximately $6,000,000 for federal tax purposes, which will expire in varying amounts through 2039. The Company may be able to utilize its NOLs to reduce future federal and state income tax liabilities. However, these NOLs are subject to various limitations under Internal Revenue Code ("IRC") Section 382. IRC Section 382 limits the use of NOLs to the extent there has been an ownership change of more than 50 percentage points. In addition, the NOL carry-forwards are subject to examination by the taxing authority and could be adjusted or disallowed due to such exams. Although the Company has not undergone an IRC Section 382 analysis, it is possible that the utilization of the NOLs could be substantially limited. The Company has no tax provision for the years ended December 31, 2019 or 2018 due to the net losses and full valuation allowances against net deferred tax assets.

The Tax Cuts and Jobs Act (the Act) was enacted on December 22, 2017. The Act reduces the US federal corporate tax rate from 35% to 21% and will require the Company to re-measure certain deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The Company adopted the new rate as it relates to the calculations of deferred tax amounts as of December 31, 2017.

F-19

NOTE 13 - SUBSEQUENT EVENTS

On January 13, 2020, the Company issued 10,000,000 shares of common stock to a consultant for services with a fair value of $0.0088 per share.

In January 2020, the Company entered into an employment agreement with Corey Lambrecht, to serve as the Chief Financial Officer of the Company effective January 1, 2017. The following is a summary of the material terms of the employment agreement (all capitalized terms not otherwise defined herein are defined in the employment agreement): term is for a period of one year; salary is Eighty Thousand Dollars ($80,000.00) per year; if employment is terminated as a result of his death or Disability, the Company shall pay the Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to $40,000 (at the time his Death or Disability occurs) within 30 days of his Death or Disability; If employment is terminated by the Board for Cause, then the Company shall pay the Base Salary and Bonus earned through the date of his termination; If employment is terminated by the upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the Base Salary for a period of six (6) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iii) pay the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination.

On January 28, 2020, the Company issued 17,774,618 shares of common stock to an investor for the conversion of $50,000 of convertible debt and accrued interest.

On January 30, 2020, the Company adopted the 2019 Equity Incentive Plan (the “Plan”) to provide additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

On January 30, 2020, the Company amended its Articles of Incorporation and authorized 5,000,000,000 shares of common stock (previously 2,000,000,000 shares) and 100,000,000 shares of preferred stock (previously 60,000,000 shares), of which 60,000,000 shares are designated as Class A Convertible Preferred Stock and 40,00,000 shares of preferred stock remain undesignated. The Company has retroactively reflected this amendment as of December 31, 2019.

In January and February 2020, the Company’s CEO advanced an aggregate of $100,000 to the Company (see Note 8).

Securities Purchase Agreement and 10% Convertible Redeemable Note

On March 11, 2020, the Company entered a Securities Purchase Agreement (the “Securities Purchase Agreement”) with GS Capital Partners, LLC (the “Investor”), whereby the investor agreed to purchase an aggregate of $1,440,000 principal amount of 10% Convertible Redeemable Note (the “Note”). Below is a description of the material terms of the transaction (all capitalized terms not otherwise defined herein shall have that definition assigned to it as per the related agreement).

The date and time of the first issuance and sale of the first $360,000 portion of the Note pursuant to the Securities Purchase Agreement, the Company will sell and the Investor shall purchase, a $360,000 portion of the $1,440,000 purchase amount under this Agreement. The purchase price for the $360,000 portion shall be $330,000 representing the original issue discount of $30,000. The Investor retains the right to purchase the unfunded balance of the $1,440,000 Note (the “Unfunded Balance”) for a period of nine months, provided that each purchase must be in an amount of no less than $360,000. Any rights to purchase a portion of the Unfunded Balance outstanding after nine months shall be terminated and the Investor shall have no rights to purchase the Unfunded Balance.

The Investor is entitled, at its option, to convert all or any amount of the principal face amount of the Note then outstanding into shares of the Company's common stock (the "Common Stock") at a price ("Conversion Price") for each share of Common Stock equal to 75% of the lowest trading price of the Common Stock as reported on the National Quotations Bureau OTC Marketplace exchange which the Company’s shares are traded or any exchange upon which the Common Stock may be traded in the future, for the ten prior trading days including the day upon which a Notice of Conversion is received by the Company or its transfer agent. In the event the Company experiences a DTC “Chill” on its shares, the Conversion Price shall be decreased to 65% instead of 75% while that “Chill” is in effect. In no event shall the Holder be allowed to effect a conversion if such conversion, along with all other shares of Company Common Stock beneficially owned by the Holder and its affiliates would exceed 4.99% of the outstanding shares of the Common Stock of the Company (which may be increased up to 9.9% upon 60 days’ prior written notice by the Investor). The conversion discount, look back period and other terms will be adjusted on a ratchet basis if the Company offers a more favorable conversion discount, interest rate, (whether through a straight discount or in combination with an original issue discount), look back period or other more favorable term to another party for any financings while the Note is in effect.

F-20

Interest on any unpaid principal balance of the Note shall be paid at the rate of 10% per annum. Interest shall be paid by the Company in Common Stock ("Interest Shares") or in cash at the option of the Company. The dollar amount converted into Interest Shares shall be all or a portion of the accrued interest calculated on the unpaid principal balance of the Note to the date of such notice.

The Notes may be prepaid or assigned with the following penalties/premiums:

PREPAY DATE	PREPAY AMOUNT
≤ 60 days	110% of principal plus accrued interest
61- 120 days	120% of principal plus accrued interest
120-180 days	130% of principal plus accrued interest

Upon (i) a transfer of all or substantially all of the assets of the Company to any person in a single transaction or series of related transactions, (ii) a reclassification, capital reorganization or other change or exchange of outstanding shares of the Common Stock, other than a forward or reverse stock split or stock dividend, or (iii) any consolidation or merger of the Company with or into another person or entity in which the Company is not the surviving entity (other than a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock) (each of items (i), (ii) and (iii) being referred to as a "Sale Event"), then, in each case, the Company shall, upon request of the Holder, redeem the Note in cash for the highest prepayment amount then in effect, plus accrued but unpaid interest through the date of redemption, or at the election of the Holder, such Holder may convert the unpaid principal amount of the Note (together with the amount of accrued but unpaid interest) into shares of Common Stock immediately prior to such Sale Event at the Conversion Price.

Upon an Event of Default, interest shall accrue at a default interest rate of 24% per annum or, if such rate is usurious or not permitted by current law, then at the highest rate of interest permitted by law. In the event of a breach of Section 8(k) of the Note the penalty shall be $250 per day the shares are not issued beginning on the 4th day after the conversion notice was delivered to the Company. This penalty shall increase to $500 per day beginning on the 10th day. The penalty for a breach of Section 8(n) shall be an increase of the outstanding principal amounts by 20%. In case of a breach of Section 8(i), the outstanding principal due under the Note shall increase by 50%. If the Note is not paid at maturity, the outstanding principal due under the Note shall increase by 15%. Further, if a breach of Section 8(m) occurs or is continuing after the six month anniversary of the Note, then the Holder shall be entitled to use the lowest closing bid price during the delinquency period as a base price for the conversion.

Debt Conversion

On March 17, 2020, a noteholder converted $53,420 of the CVP Note into 14,259,895 shares of the Company’s common stock and $25,000 in cash repayment from the Company.

F-21

SINGLEPOINT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2020	December 31, 2019

ASSETS
CURRENT ASSETS:
Cash	$222,579	$110,128
Accounts receivable	19,719	49,228
Prepaid expenses	24,878	24,427
Inventory	68,439	74,663

Total Current Assets	335,615	258,446

NON-CURRENT ASSETS:
Property, net (Note 5)	122,490	136,931
Investment, at cost (Note 3)	60,000	60,000
Goodwill (Note 3)	1,966,340	1,966,340

Total Assets	$2,484,445	$2,421,717

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES
CURRENT LIABILITIES:
Accounts payable, including related party (Note 8)	$166,618	$167,939
Accrued expenses, including accrued officer salaries (Note 8)	1,089,817	843,136
Current portion of convertible notes payable, net of debt discount (Note 4)	2,004,653	2,070,898
Capital lease obligations, current portion (Note 5)	60,712	58,738
Advances from related party (Note 8)	1,098,644	878,515
Derivative liability	4,098,210	2,813,150

Total Current Liabilities	8,518,654	6,832,376

LONG-TERM LIABILITIES:
Capital lease obligations, net of current portion (Note 5)	83,029	98,881

Total Liabilities	8,601,683	6,931,257

COMMITMENTS AND CONTINGENCIES (Note 9)

STOCKHOLDERS' DEFICIT
Undesignated preferred stock, par value $0.0001; 40,000,000 shares authorized; no shares issued and outstanding	-	-

Class A convertible preferred stock, par value $0.0001; 60,000,000 shares authorized; 54,200,000 shares issued and outstanding as of March 31, 2020 and December 31, 2019	5,420	5,420

Common stock, par value $0.0001; 5,000,000,000 shares authorized; 1,745,314,333 and 1,698,279,820 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	174,531	169,828

Additional paid-in capital	72,560,784	72,210,393
Accumulated deficit	(78,672,601)	(76,752,170)
Total Singlepoint, Inc. stockholders' deficit	(5,931,866)	(4,366,529)
Non-controlling interest	(185,372)	(143,011)
Total Stockholders' Deficit	(6,117,238)	(4,509,540)

Total Liabilities and Stockholders' Deficit	$2,484,445	$2,421,717

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-22

SINGLEPOINT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended
	March 31, 2020	March 31, 2019

REVENUE	$1,075,222	$262,890

Cost of Revenue	765,608	187,261

Gross profit	309,614	75,629

OPERATING EXPENSES:
Consulting fees	137,016	67,442
Professional and legal fees	74,818	103,843
Investor relations	43,784	112,439
General and administrative	690,972	295,025

Operating expenses	946,590	578,749

LOSS FROM OPERATIONS	(636,976)	(503,120)

OTHER INCOME (EXPENSE):
Interest expense	(127,330)	(73,194)
Amortization of debt discounts	(448,290)	(73,394)
Loss on settlement of debt	(41,264)	-
Loss on change in fair value of derivative liability	(708,932)	(616,983)

Other income (expense)	(1,325,816)	(763,571)

LOSS BEFORE INCOME TAXES	(1,962,792)	(1,266,691)

Income taxes	-	-

NET LOSS	(1,962,792)	(1,266,691)

Loss (income) attributable to non-controlling interests	42,361	(662)

NET LOSS ATTRIBUTABLE TO SINGLEPOINT, INC. STOCKHOLDERS	$(1,920,431)	$(1,267,353)

Net loss per share - basic	$(0.00)	$(0.00)

Weighted average number of common shares outstanding - basic	1,717,758,784	1,282,900,570

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-23

SINGLEPOINT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Three Months Ended March 31, 2020 and the Year Ended December 31, 2019
(Unaudited)

	Preferred Stock Par Value $0.0001		Common Stock Par Value $0.0001		Additional		Non-	Total
	Number of Shares	Amount	Number of Shares	Amount	paid-in Capital	Accumulated Deficit	controlling Interest	Stockholders' Deficit

Balance, December 31, 2018	50,950,000	$5,095	1,236,319,023	$123,632	$63,940,510	$(68,846,438)	$(89,163)	$(4,866,364)

Issuance of common shares for services			26,983,333	2,698	371,352			374,050
Issuance of common shares for services previously accrued			8,000,000	800	799,200			800,000
Issuance of common shares for acquisition			156,058,751	15,606	1,950,735			1,966,341
Issuance of common shares for principal and accrued interest on convertible notes			135,418,713	13,542	555,958			569,500
Issuance of preferred shares for services	10,000,000	1,000			3,099,000			3,100,000
Conversion of preferred shares	(6,750,000)	(675)	135,500,000	13,550	(12,875)			-
Settlement of derivative liability due to debt conversion					1,506,513			1,506,513
Disposal of subsidiary						-	109,153	109,153

Net loss						(7,905,732)	(163,001)	(8,068,733)

Balance, December 31, 2019	54,200,000	$5,420	1,698,279,820	$169,828	$72,210,393	$(76,752,170)	$(143,011)	$(4,509,540)

Issuance of common shares for services			15,000,000	1,500	116,500			118,000
Issuance of common shares for principal and accrued interest on convertible notes			32,034,513	3,203	75,218			78,421
Settlement of derivative liability due to debt conversion					158,673			158,673

Net income (loss)						(1,920,431)	(42,361)	(1,962,792)

Balance, March 31, 2020	54,200,000	$5,420	1,745,314,333	$174,531	$72,560,784	$(78,672,601)	$(185,372)	$(6,117,238)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-24

SINGLEPOINT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
For the Three Months Ended March 31, 2019
(Unaudited)

	Preferred Stock Par Value $0.0001		Common Stock Par Value $0.0001		Additional		Non-	Total
	Number of Shares	Amount	Number of Shares	Amount	paid-in Capital	Accumulated Deficit	controlling Interest	Stockholders' Deficit

Balance, December 31, 2018	50,950,000	$5,095	1,236,319,023	$123,632	$63,940,510	$(68,846,438)	$(89,163)	$(4,866,364)

Issuance of common shares for services previously accrued			8,000,000	800	799,200			800,000
Issuance of common shares for principal and accrued interest on convertible notes			44,531,249	4,453	195,046			199,499
Conversion of preferred shares	(1,750,000)	(175)	10,500,000	1,050	(875)			-
Settlement of derivative liability due to debt conversion					682,481			682,481

Net loss						(1,267,353)	662	(1,266,691)

Balance, March 31, 2019	49,200,000	$4,920	1,299,350,272	$129,935	$65,616,362	$(70,113,791)	$(88,501)	$(4,451,075)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-25

SINGLEPOINT INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31, 2020	March 31, 2019

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to Singlepoint, Inc. stockholders	$(1,920,431)	$(1,267,353)

Adjustments to reconcile net loss to net cash used in operating activities
Gain (loss) attributable to non-controlling interests	(42,361)	662
Common stock issued for services	118,000	-
Depreciation	14,441	-
Amortization of debt discounts	448,290	73,394
(Gain) loss on change in fair value of derivatives	708,932	616,983
(Gain) loss on debt settlement	41,264	-
Changes in operating assets and liabilities:
Accounts receivable	29,509	(16,970)
Prepaid expenses	(451)	(14,409)
Inventory	6,224	(5,746)
Accounts payable	(1,321)	(14,160)
Accrued expenses	201,933	168,622

NET CASH USED IN OPERATING ACTIVITIES	(395,971)	(458,977)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from advances from related party	226,800	23,445
Payments on advances to related party	-	-
Payments on convertible notes payable	(25,000)	-
Payments on capital lease obligations	(13,878)	-
Proceeds from issuance of convertible notes	320,500	750,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	508,422	773,445

NET CHANGE IN CASH	112,451	314,468

Cash at beginning of period	110,128	68,781

Cash at end of period	$222,579	$383,249

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for accrued interest	$3,185	$-
Original issue discount from issuance of notes payable	$39,500	$75,000
Common stock issued for conversion of debt and accrued interest	$78,421	$199,499
Recognition of debt discount attributable to derivative liability	$734,801	$-
Derivative liability settlements	$158,673	$-
Conversion of preferred stock to common stock	$-	$1,050
Issuance of common stock previously accrued	$-	$800,000
Derivative liability recognized from convertible debt	$873,176	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-26

SINGLEPOINT INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND NATURE OF BUSINESS

Corporate History

Carbon Credits International Inc. (“CCII”), which was formed on October 15, 2007 as a Nevada corporation, was the result of a spin off from Carbon Credits Industries, Inc. (“CCI”), its former parent issuer, on October 17, 2007. On December 23, 2011, CCII entered into a merger agreement with Lifestyle Wireless, Inc. (“LWI”), a Washington Corporation, with CCII remaining as the surviving company. The effective date of the merger was January 10, 2012. On July 1, 2013, CCII changed its name to Singlepoint Inc. (“Singlepoint” or “the Company”). On May 14, 2019, the Company established a subsidiary, Singlepoint Direct Solar LLC (“SDS”), completing the acquisition of certain assets of Direct Solar LLC and AI Live Transfers LLC (See Note 3). The Company owns Fifty One Percent (51%) of the membership interests of SDS.

Business

The Company looks to acquire businesses and build brands based on technology solutions we believe will increase efficiencies across various markets. We strive to create long-term value for our shareholders by helping our partner companies to increase their market penetration, grow revenue and improve cash flow. We currently have three subsidiaries, Singlepoint Direct Solar LLC (“SDS”, 51% interest), Discount Indoor Garden Supply, Inc. (“DIGS”, 90% interest), and ShieldSaver, LLC (“ShieldSaver”, 51% interest).

Going Concern

The financial statements have been prepared assuming that the Company will continue as a going concern. As of March 31, 2020, the Company has yet to achieve profitable operations and is dependent on its ability to raise capital from stockholders or other sources to sustain operations and to ultimately achieve viable operations. The financial statements do not include any adjustments that might result from the outcome of these uncertainties. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue in existence is dependent on the Company’s ability to develop the Company’s businesses and to achieve profitable operations. Since the Company does not anticipate achieving profitable operations and/or adequate cash flows in the near term, management will continue to pursue additional equity financing through private placements of the Company’s common stock.

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission including Form 10-Q and Regulation S-X. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly state the operating results for the respective periods. Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) have been omitted pursuant to such rules and regulations. These financial statements and the information included under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the audited financial statements and explanatory notes for the year ended December 31, 2019 as disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 31, 2020. The results of the three months ended March 31, 2020 (unaudited) are not necessarily indicative of the results to be expected for the pending full year ending December 31, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of Singlepoint, DIGS, SDS and ShieldSaver as of March 31, 2020 and December 31, 2019, and for the three months ended March 31, 2020 and 2019 (with the accounts of Jiffy Auto Glass (“JAG”), a former subsidiary, included in the three months ended March 31, 2019). All significant intercompany transactions have been eliminated in consolidation.

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Revenues

It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 606 “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. In applying the new revenue recognition model to contracts with customers, an entity: (1) identifies the contract(s) with a customer; (2) identifies the performance obligations in the contract(s); (3) determines the transaction price; (4) allocates the transaction price to the performance obligations in the contract(s); and (5) recognizes revenue when (or as) the entity satisfies a performance obligation. The accounting standards update applies to all contracts with customers except those that are within the scope of other topics in the FASB Accounting Standards Codification.

The Company incurs costs associated with product distribution, such as freight and handling costs. The Company has elected to treat these costs as fulfillment activities and recognizes these costs at the same time that it recognizes the underlying product revenue. As this policy election is in line with the Company’s previous accounting practices, the treatment of shipping and handling activities under Topic 606 did not have any impact on the Company’s results of operations, financial condition and/or financial statement disclosures. In accordance with the new guidance, the Company recognizes revenue at an amount that reflects the consideration that the Company expects to be entitled to receive in exchange for transferring goods or services to its customers. The Company’s policy is to record revenue when control of the goods transfers to the customer.

Revenue Sharing

In addition to selling the Company’s products to customers, the Company recognizes revenues by sharing commissions with Independent Sales Organizations as an agent on a net basis.

These revenues do not comprise a material amount of the Company’s net sales.

Cash and Cash Equivalents

The Company considers all highly liquid investments with the original maturities of ninety days or less at the time of purchase to be cash equivalents. The Company maintains deposits in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Company had no deposits in excess of amounts insured by the FDIC as of March 31, 2020.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with the Accounting Standards Committee (“ASC”) 815 “Derivatives and Hedging”. It provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative financial instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statement of operations as other income or other expense. Upon conversion or exercise of a derivative financial instrument, the instrument is marked to fair value at the conversion date and is reclassified to equity. The Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of notes redemption

Income Taxes

The Company accounts for its income taxes in accordance with ASC 740 “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

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Earnings (loss) Per Common Share

Basic loss per common share has been calculated based upon the weighted average number of common shares outstanding during the period in accordance with the ASC 260-10, “Earnings per Share”. Common stock equivalents are not used in the computation of loss per share, as their effect would be antidilutive. Diluted EPS includes the effect from potential issuance of common stock, including stock issuable pursuant to the assumed exercise of warrants and conversion of convertible notes and Class A Preferred Stock. Dilutive EPS is computed by dividing net income (loss) by the sum of the weighted average number of common stock outstanding, and the dilutive shares.

The following table summarizes the number of shares of common stock issuable pursuant to our convertible securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive even though the exercise price could be less than the average market price of the common shares:

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2020	2019

Series A Preferred Stock	1,355,000,000	1,230,000,000
Convertible notes	1,396,084,483	229,585,686
Warrants	10,000,000	10,000,000
Potentially dilutive securities	2,761,084,483	1,469,585,686

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Fair Value Measurements

On January 1, 2011, the Company adopted guidance which defines fair value, establishes a framework for using fair value to measure financial assets and liabilities on a recurring basis, and expands disclosures about fair value measurements. Beginning on January 1, 2011, the Company also applied the guidance to non-financial assets and liabilities measured at fair value on a non-recurring basis, which includes goodwill and intangible assets. The guidance establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is broken down into three levels based on the reliability of the inputs as follows:

Level 1 - Valuation is based upon unadjusted quoted market prices for identical assets or liabilities in accessible active markets.

Level 2 - Valuation is based upon quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in inactive markets; or valuations based on models where the significant inputs are observable in the market.

Level 3 - Valuation is based on models where significant inputs are not observable. The unobservable inputs reflect a company’s own assumptions about the inputs that market participants would use.

The Company’s financial instruments consist of cash, accounts receivable, investments, accounts payable, convertible notes payable, advances from related parties, and derivative liabilities. The estimated fair value of cash, accounts receivable, investments, accounts payable, convertible notes payable and advances from related parties approximate their carrying amounts due to the short-term nature of these instruments.

Certain non-financial assets are measured at fair value on a nonrecurring basis. Accordingly, these assets are not measured and adjusted to fair value on an ongoing basis but are subject to periodic impairment tests.

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The Company’s derivative liabilities have been valued as Level 3 instruments.

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – March 31, 2020	$–	$–	$4,098,210	$4,098,210

	Level 1	Level 2	Level 3	Total

Fair value of convertible notes derivative liability – December 31, 2019	$–	$–	$2,813,150	$2,813,150

The following table provides a summary of changes in fair value of the Company’s Level 3 financial liabilities as of December 31, 2019 and March 31, 2020:

Derivative Liability
Balance, December 31, 2019	2,813,150
Additions recognized as debt discount	734,801
Derivative liability settlements	(158,673)
Mark-to-market at March 31, 2020	708,932
Balance, March 31, 2020	$4,098,210

Net loss for the year included in earnings relating to the liabilities held at March 31, 2020	$708,932

Recently Issued Accounting Pronouncements

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This standard requires all leases that have a term of over 12 months to be recognized on the balance sheet with the liability for lease payments and the corresponding right-of-use asset initially measured at the present value of amounts expected to be paid over the term. Recognition of the costs of these leases on the income statement are dependent upon their classification as either an operating or a financing lease. Costs of an operating lease will continue to be recognized as a single operating expense on a straight-line basis over the lease term. Costs for a financing lease are disaggregated and recognized as both an operating expense (for the amortization of the right-of-use asset) and interest expense (for interest on the lease liability). This standard was effective for our interim and annual periods beginning January 1, 2019 and was applied on a modified retrospective basis to leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. We adopted this standard on January 1, 2019. The adoption of this standard resulted in a charge of approximately $14,000 to general and administrative expense for the year ended December 31, 2019.

There were various other accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows. Management has evaluated these new pronouncements through March 31, 2020.

Subsequent Events

Other than the events described in Note 11, there were no subsequent events that required recognition or disclosure. The Company evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission.

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NOTE 3 – INVESTMENTS, ACQUISITIONS AND GOODWILL

Investments

The Company records its investments using the cost method. If cost exceeds fair value, an impairment loss is recognized unless the impairment is considered temporary.

The Company had total investments of $60,000 as of March 31, 2020 and December 31, 2019, respectively.

2019 Asset Acquisition – Direct Solar LLC/ AI Live Transfers LLC

On May 14, 2019, the Company, via the formation of SDS, completed the acquisition of certain assets of Direct Solar LLC and AI Live Transfers LLC (the “Acquired Assets”). The Company owns Fifty One Percent (51%) of the membership interests of SDS. In connection with the acquisition of these assets the Company issued an aggregate of 156,058,751 shares of common stock. The Company agreed that it shall reinvest into SDS its portion of distributions of Net Cash Flow (as defined in the Operating Agreement of SDS), if any, up to Two Hundred and Fifty Thousand ($250,000) Dollars per quarter, up to a total of Seven Hundred and Fifty Thousand ($750,000) Dollars. SDS has not made any distributions and no amounts have been reinvested as of March 31, 2020.

The total value of common stock issued for the purchase of the Acquired Assets was $1,966,340 on the issuance date and was allocated to goodwill based on the workforce acquired. The total purchase price for the Acquired Assets was allocated as follows:

Goodwill	$1,966,340
Current assets	-
Current liabilities	-
Total net assets acquired	$1,966,340
The purchase price consists of the following:
Cash	-
Common Stock	1,966,340
Total purchase price	$1,966,340

Total revenue of $1,038,363, net loss of $98,638, and contributed net loss of $50,305 after non-controlling interest related to SDS for the three months ended March 31, 2020 are included in the Company’s accompanying consolidated statement of operations.

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Goodwill

The following table presents details of the Company’s goodwill as of March 31, 2020 and December 31, 2019:

SDS
Balances at December 31, 2018:	$-
Aggregate goodwill acquired	1,966,340
Impairment losses	-
Balances at December 31, 2019:	1,966,340
Aggregate goodwill acquired	-
Impairment losses	-
Balances at March 31, 2020:	$1,966,340

The Company periodically reviews the carrying value of intangible assets not subject to amortization, including goodwill, to determine whether impairment may exist. Goodwill and certain intangible assets are assessed annually, or when certain triggering events occur, for impairment using fair value measurement techniques. These events could include a significant change in the business climate, legal factors, a decline in operating performance, competition, sale or disposition of a significant portion of the business, or other factors. Specifically, a goodwill impairment test is used to identify potential impairment by comparing the fair value of a reporting unit with its carrying amount, including goodwill. The Company uses level 3 inputs and a discounted cash flow methodology. A discounted cash flow analysis requires one to make various judgmental assumptions including assumptions about future cash flows, growth rates, and discount rates. The assumptions about future cash flows and growth rates are based on the Company’s budget and long-term plans. Discount rate assumptions are based on an assessment of the risk inherent in the respective reporting units.

The Company used the discounted cash flow method for the impairment testing as of March 31, 2020. The Company performed discounted cash flow analysis projected over four years to estimate the fair value of the reporting unit, using management’s best judgement as to revenue growth rates and expense projections. This analysis indicated cash flows (and discounted cash flows) greater than the book value of goodwill. The Company determined there were no indicators of impairment in goodwill during the three months ended March 31, 2020.

The goodwill as of March 31, 2020 is provisional pending the finalization of the fair valuation of acquired assets.

Proforma Information (unaudited)

SDS

The following unaudited pro forma information presents the consolidated results of the Company’s operations and the results of the acquisition of the Acquired Assets as if the May 14, 2019 acquisition had been consummated on January 1, 2019. Such unaudited pro forma information is based on historical unaudited financial information with respect to the Acquired Assets acquisition and does not include operational or other charges which might have been affected by the Company. The unaudited pro forma information for the three months ended March 31, 2019 presented below is for illustrative purposes only and is not necessarily indicative of the results which would have been achieved or results which may be achieved in the future:

Three Months Ended March 31,
2019
Net revenue	$682,717
Net loss	$(1,274,224)

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NOTE 4 - CONVERTIBLE NOTES PAYABLE

Convertible notes payable consisted of the following:

	March 31, 2020	December 31, 2019

Convertible note payable with an accredited investor dated October 31, 2017, with interest at 0%, due October 31, 2017, convertible at $0.007 per share. This note is currently in default.	$10,500	$10,500

Convertible note payable to investor (the “CVP Note”) dated October 10, 2017, with interest at 10%, an Original Issue Discount (“OID”) of $70,000, due October 6, 2019, convertible into shares of the Company’s common stock at a discount of 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The CVP Note provides for additional tranches of a maximum of $3,970,000, which includes OID of 10%. The note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share. The CVP Note is secured by substantially all assets of the Company. The investor converted a total of $444,500 of principal and accrued interest of this note into 105,875,646 shares of the Company’s common stock and was repaid $40,000 by the Company during the year ended December 31, 2019. Additionally, the investor converted a total of $78,420 of principal and accrued interest of this note into 32,034,513 shares of the Company’s common stock and was repaid $25,000 by the Company during the three months ended March 31, 2020, resulting in repayment in full by March 2020.

	-	100,235

Convertible note payable to investor (the “UAHC Note”) dated October 10, 2017, with interest at 10%, an OID of $70,000, due October 6, 2019, convertible into shares of the Company’s common stock at a discount of 60% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The UAHC Note includes a warrant to purchase 5,000,000 shares of the Company’s common stock at a price of $0.10 per share. The UAHC Note is secured by substantially all assets of the Company. The investor converted a total of $125,000 of principal and accrued interest of this note into 29,543,067 shares of the Company’s common stock and was repaid $50,000 by the Company during the year ended December 31, 2019. This note is currently in default.

	619,490	619,490

Convertible note payable to investor (the “Iliad Note”) dated November 5, 2018 totaling $500,000, plus OID of $225,000 and legal fees of $20,000. The Iliad Note bears interest at 10% and matures on November 5, 2020. Total available under note is $5,520,000, including $500,000 OID (and $20,000 in legal fees taken on first $500,000 tranche). The Iliad Note is convertible into shares of the Company’s common stock after 180 days at a discount of 35% of the average of the three lowest closing bid prices of the Company’s common stock during the 20 trading days prior to conversion. The Company borrowed $1,925,000 (including OID of $175,000) under this note during the year ended December 31, 2019. The Iliad Note is secured by substantially all assets of the Company.

	2,495,000	2,495,000

Convertible note payable to investor (the “GSC Note”) dated March 11, 2020 totaling $320,500, plus OID of $30,000 and legal fees of $9,500. The GSC Note bears interest at 10% and matures on March 6, 2021. Total available under note is $1,440,000, including $120,000 OID (and $9,500 in legal fees taken on first $320,500 tranche). The GSC Note is convertible into shares of the Company’s common stock at any time at a discount of 25% of the lowest closing bid price of the Company’s common stock during the 10 trading days prior to conversion.	360,000	-

Total convertible notes payable	3,484,990	3,225,225
Less debt discounts	(1,480,337)	(1,154,327)
Convertible notes payable, net	2,004,653	2,070,898
Less current portion of convertible notes, net	(2,004,653)	(2,070,898)
Long-term convertible notes payable, net	$-	$-

Aggregate maturities of long-term debt as of March 31, 2020 are due in future years as follows:

2020	$2,004,653
$2,004,653

Total amortization of debt discounts was $448,290 and $73,394 for the three months ended March 31, 2020 and 2019, respectively. Accrued interest on the above notes payable totaled $320,752 and $227,352 as of March 31, 2020 and December 31, 2019, respectively. Interest expense for the above notes payable for the three months ended March 31, 2020 and 2019 was $96,585 and $74,194, respectively.

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NOTE 5 – OBLIGATIONS UNDER CAPITAL LEASE

The Company leases approximately 1,400 square feet of office space at 2999 North 44th Street, Phoenix, Arizona 85018 at a monthly rent of $3,270 through January 31, 2023 at a monthly base rent of $3,618, increasing to $3,688 and $3,758 per month during the second and third year of the lease, respectively.

On July 2, 2019, the Company executed a lease agreement for an industrial building space in California for 24 months at base rent of $2,400 per month through June 30, 2021.

The above leases are classified as capital leases under ASC 842 which the Company adopted in 2019. The following is a summary of property held under these capital leases at March 31, 2020 and December 31, 2019:

	March 31,	December 31,
	2020	2019

Office and warehouse facilities	$224,037	$224,037
Accumulated amortization	(101,547)	(87,106)

Total	$122,490	$136,931

Future maturities of obligations under capital leases are as follows:

Twelve months ending March 31,
2021	$72,359
2022	51,594
2023	37,575

Total minimum lease payments	161,528
Amounts representing interest	(17,787)
$143,741

NOTE 6 - DERIVATIVE LIABILITY

Derivative Liability- Debt

The fair value of the described embedded derivative on all convertible debt was valued at $4,098,210 and $2,813,150 at March 31, 2020 and December 31, 2019, respectively, which was determined using the Black Scholes Pricing Model with the following assumptions:

Dividend yields	0%
Term	0 – 2.0 year
Volatility	79.7%–94.4.0%
Risk free rate:	0.17–1.59%

For the years ended March 31, 2020 and December 31, 2019, the Company adjusted the recorded fair value of the derivative liability on debt to market resulting in non-cash, non-operating loss of $708,932 and $616,983 for the three months ended March 31, 2020 and 2019, respectively.

Note 2 contains a summary of changes in fair value of the Company’s Level 3 financial liabilities as of March 31, 2020.

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NOTE 7 - STOCKHOLDERS’ DEFICIT

On January 30, 2020, the Company amended its Articles of Incorporation and authorized 5,000,000,000 shares of common stock (previously 2,000,000,000 shares) and 100,000,000 shares of preferred stock (previously 60,000,000 shares), of which 60,000,000 shares are designated as Class A Convertible Preferred Stock and 40,000,000 shares of preferred stock remain undesignated. The Company has retroactively reflected this amendment as of December 31, 2019.

Class A Convertible Preferred Shares

As of March 31, 2020 and December 31, 2019, the Company had authorized 100,000,000 shares, respectively, of preferred stock, $0.0001 per value per share, of which 60,000,000 shares are designated as Series A Convertible Preferred Stock (“Class A Stock”) with $0.0001 par value per share, of which 54,200,000 shares were issued and outstanding as of March 31, 2020 and December 31, 2019, respectively. As of March 31, 2020 and December 31, 2019, a total of 40,000,000 shares of preferred stock remain undesignated and unissued.

Each share of Class A Stock is convertible at any time into 25 shares of common stock, totaling 1,355,000,000 shares of common stock assuming full conversion of all outstanding shares. No dividends are payable unless declared by the Board of Directors. Each share of Class A Stock votes with the shares of Common Stock and is entitled to 50 votes per share and ranks senior to all other classes of stock in liquidation in the amount of $1 per share.

Common Shares

As of March 31, 2020, the Company’s authorized common stock was 5,000,000,000 shares, at $0.0001 par value per share, with 1,745,314,333 and 1,698,279,820 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively.

Shares issued during the three months ended March 31, 2020

During the three months ended March 31, 2020, the Company issued an aggregate of 32,034,513 shares of common stock to an investor for the conversion of a total of $78,421 of convertible debt and accrued interest.

On January 13, 2020, the Company issued 10,000,000 shares of common stock to a consultant for services with a fair value of $88,000, or $0.0088 per share.

On March 12, 2020, the Company issued 5,000,000 shares of common stock to a consultant for services with a fair value of $30,000, or $0.0060 per share.

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NOTE 8 - RELATED PARTY TRANSACTIONS

Accrued Officer Compensation

As of March 31, 2020 and December 31, 2019, a total of $668,611 and $588,611, respectively, was accrued for unpaid officer wages due the Company’s CEO and President under their respective employment agreements.

Other

The Company’s CEO has advanced the Company funds since 2017, with a balance due of $960,700 and $735,000, respectively, plus accrued interest of $121,622 and $96,273 as of March 31, 2020 and December 31, 2019, respectively. These balances accrue interest at 12% beginning on October 1, 2018, are unsecured and due on demand. Total interest expense on the advances totaled $25,349 and $8,568 for the three months ended March 31, 2020 and 2019, respectively.

As of March 31, 2020 and December 31, 2019, a total of $16,619, respectively, was due our CEO and our President and is included in accounts payable.

As of March 31, 2020 and December 31, 2019, a total of $16,322 and $15,222, respectively, was due to the founder of DIGS for advances to DIGS.

As of March 31, 2020 and December 31, 2019, a total of $0 and $2,892, respectively, was due the founder of DIGS and is included in accounts payable.

In March 2020, the board of directors authorized the conversion of amounts payable to the Company’s officers to the Company’s common stock. The amounts are convertible at the option of the officer at a conversion price of $0.01 per share. As of the date of this report, no officer has converted any monies owed into shares of the Company’s common stock.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Employment Agreements

In May 2018 the Company entered into an employment agreement with Mr. Lambrecht. The agreement provided that Mr. Lambrecht would serve as CEO and CFO of the Company for a term of three years at an annual salary of Two Hundred Twenty Thousand Dollars ($220,000), and an incentive bonus as determined by the board of directors. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

In May 2018 the Company entered into an employment agreement with Mr. Ralston. The agreement provided that Mr. Ralston would serve as President of the Company for a term of three years at an annual salary of One Hundred Thousand Dollars ($100,000), and an incentive bonus as determined by the board of directors. The agreement shall automatically be renewed for additional three-year periods unless either party has provided written termination of this Agreement at least 90 days prior to the expiration of such term.

In January 2020, the Company entered into an employment agreement with Corey Lambrecht, to serve as the Chief Financial Officer of the Company effective January 1, 2020. The following is a summary of the material terms of the employment agreement (all capitalized terms not otherwise defined herein are defined in the employment agreement): term is for a period of one year; salary is Eighty Thousand Dollars ($80,000.00) per year; if employment is terminated as a result of his death or Disability, the Company shall pay the Base Salary and any accrued but unpaid Bonus and expense reimbursement amounts through the date of his Death or Disability and a lump sum payment equal to $40,000 (at the time his Death or Disability occurs) within 30 days of his Death or Disability; If employment is terminated by the Board for Cause, then the Company shall pay the Base Salary and Bonus earned through the date of his termination; If employment is terminated upon the occurrence of a Change of Control or within six (6) months thereafter, the Company (or its successor, as applicable) shall (i) continue to pay to the Base Salary for a period of six (6) months following such termination, (ii) pay any accrued and any earned but unpaid Bonus, (iii) pay the Bonus he would have earned had he remained with the Company for six (6) months from the date which such termination occurs, and (iv) pay expense reimbursement amounts through the date of termination.

Equity Incentive Plan

On January 30, 2020, the Company adopted the 2019 Equity Incentive Plan (the “Plan”) to provide additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons. As of the date of this report the Company has not issued any awards under the Plan.

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NOTE 10 - REVENUE CLASSES AND CONCENTRATIONS

Selected financial information for the Company’s operating revenue for disaggregated revenue purposes are as follows:

	Three Months Ended March 31,	Three Months Ended March 31,
	2020	2019

Retail	$11,315	$41,971
Distribution	13,903	-
Services	1,050,004	220,919
Total	$1,075,222	$262,890

Three customers represented approximately 61%, 19% and 12%, respectively, of the Company’s accounts receivable balance as of March 31, 2020. Two customers represented approximately 70% and 17%, respectively, of the Company’s accounts receivable balance as of December 31, 2019. No customer comprised more than 10% of the Company’s revenue for three months ended March 31, 2020 or 2019.

NOTE 11 - SUBSEQUENT EVENTS

In April 2020, the Company issued 17,755,682 shares of common stock to an investor for the conversion of $50,000 of convertible debt.

In April 2020, the President converted 1,600,000 shares of Class A stock for 40,000,0000 shares of the Company’s common stock.

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SINGLEPOINT INC.

Up to 320,000,000 Shares of
Common Stock

PROSPECTUS

July 29, 2020